Exhibit 10.1

DATED 26 October 2012

Euroclear S.A./N.V.

and

MarketAxess Holdings Inc.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

shares in Xtrakter Limited

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RCS/JAYE)

513461942

23.	Notices	38

24.	Announcements	39

25.	Confidentiality	39

26.	Costs and expenses	40

27.	Counterparts	40

28.	Invalidity	41

29.	Contracts (Rights of Third Parties) Act 1999	41

30.	Choice of governing law	41

31.	Jurisdiction	41

32.	Agent for service	41

33.	Language	42

SCHEDULES AND ATTACHMENTS

Schedule 1 (Conditions to Completion)		43

Schedule 2 (Completion arrangements)		44

Schedule 3 (Warranties)		47

Schedule 4 (Limitations on the Seller’s liability)		67

Schedule 5 (Conduct of business before Completion)		74

Schedule 6 (Provisions relating to Working Capital)		76

Attachment 1 Part A (Basic information about the Company)

Attachment 1 Part B (Basic information about the Subsidiaries)

Attachment 2 (Relevant Properties)

Attachment 3 (Domain Names)

Attachment 4 (Senior Employees; Secondees)

AGREED FORM DOCUMENTS

Deed of Tax Covenant

New Issues Data Agreement

Letter of Intent Regarding Connectivity

Transitional Services Agreement

Cannon Street Sublease

Data Room Index

THIS AGREEMENT is made this 26th day of October, 2012

BETWEEN:

1.	EUROCLEAR S.A./N.V., a company incorporated in Belgium with registered number 0423.747.369 of 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium (the “Seller”);

AND

2.	MARKETAXESS HOLDINGS INC., a Delaware corporation, whose registered office is at 2711 Centerville Road, Ste. 400, City of Wilmington, County of New Castle, Delaware 19808 (the “Purchaser”).

WHEREAS:

(A)	Particulars of each member of the Group (as defined in this Agreement) are set out in Part A of Attachment 1 (Basic information about the Company) and Part B of Attachment 1 (Basic information about the Subsidiaries).

(B)	The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it:

“Accounts”	means the audited financial statements of the Company for the accounting period ended on the Accounts Date, including the balance sheet, the profit and loss account, the notes to the accounts and the directors’ and auditors reports, prepared in accordance with UK legislation as in force and applicable to the Company in respect of such accounting reference period;

“Accounts Date”	means 31 December 2011;

“Action”	means any action, claim, dispute, arbitration, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, arbitral, administrative or investigative).

“ADR Notice”	has the meaning given in sub-clause 10.5(B);

“Affiliate”	means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. For purposes of this definition only, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“ARM”	means Approved Reporting Mechanism, a status granted by the FSA (or any other Regulatory Authority) to a transaction matching or reporting system which complies with specific requirements detailed in the Markets in Financial Instruments Directive and in its implementing Regulation 1287/2006 and to the extent applicable, MiFID II;

“APA”	means an Approved Publication Arrangement, as defined in MiFID II;

“Books and Records”	has its common law meaning and includes all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“Business”	means the business and operations conducted by the Group as of the Completion Date, including the business of transaction reporting, trade date matching and related information services, and operating as an ARM;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London;

“Business Information”

means all information (in whatever form held) including all:

(i)               formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii)             customer lists, sales, marketing and promotional information;

(iii)            business plans and forecasts;

(iv)            technical or other expertise; and

(iv)            computer software (in both source and object code forms)and all accounting and tax records, correspondence, orders and inquiries;

“CEDR”	means the Centre for Effective Dispute Resolution;

“Cannon Street Consent”	means the consent of any landlord and/or other third party required for grant of the Cannon Street Sublease pursuant to clause 17 (Cannon Street Sublease);

“Cannon Street Lease”	means the lease dated 5 March 1999 between BL (SP) Cannon Street Limited (1) and Crestco Limited (2) of the Ground and First Floors of Watling House, 33 Cannon Street, London EC4 out of which the Cannon Street Sublease will be granted pursuant to clause 17 (Cannon Street Sublease);

“Cannon Street Sublease”	means a sublease of part first floor of Watling House, 33 Cannon Street, London EC4 to be granted to the Company pursuant to clause 17 (Cannon Street Sublease) substantially in the form attached hereto;

“Contract”	means any contract, subcontract, indenture, note, bond, mortgage, instrument, lease, sublease, license, sublicense, permit, purchase and sale order or any other agreement, commitment, undertaking or binding arrangement or binding understanding, whether written or oral.

“Company”	means Xtrakter Limited, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Company);

“Completion”	means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date”	means the later of (i) 2 January 2013 and (ii) the fifth Business Day following the day on which the conditions listed in Schedule 1 (Conditions to Completion) shall have been satisfied in accordance with this Agreement or such other date as the parties may agree;

“Completion Working Capital”	means the Working Capital of the Group as of 12:01 a.m. London time on the Completion Date

“Costs”	means Losses, damages, Liabilities, costs (including reasonable attorneys’ fees and legal costs) and expenses (including Taxation), in each case of any nature whatsoever;

“CTA 2009”	means the Corporation Tax Act 2009;

“CTA 2010”	means the Corporation Tax Act 2010;

“CTP”	means a Consolidated Tape Provider, as defined in MiFID II;

“Data Room”	means the electronic data room comprising the documents and other information relating to the Group made available by the Seller as listed on the data room index in the agreed form attached to the Disclosure Letter;

“Determination Date”	has the meaning given in sub-clause 10.5(E);

“Disclosure Letter”	means the letter dated 26 October 2012 written by the Seller to the Purchaser for the purposes of sub-clause 10.1 (Purchaser’s remedies and Seller’s limitations on liability) and delivered to the Purchaser’s Solicitors before the execution of this Agreement;

“Domain Names”	means the internet domain names listed in Attachment 3 (Domain Names);

“EHS Laws”	means all applicable statutes and subordinate legislation and other national, federal, state and local Laws, common laws or civil codes, insofar as they are in force and binding as at the date of this Agreement on the Group and relate to or apply to EHS Matters;

“EHS Matters”

means:

(i)               pollution or contamination;

(ii)             the disposal, release, spillage, deposit, escape, discharge, leak or emission of, Hazardous Materials or Waste;

(iii)            exposure of any person to Hazardous Materials or Waste;

(iv)            matters related to health and safety at work;

(v)             the creation or existence of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment;

(vi)            any other matters relating to human health and safety or the condition, protection, maintenance, restoration or replacement of the Environment or any part of it;

“Environment”	means all or any part of the air (including the air within buildings and the air within other natural or man made structures above or below ground), water and land and any living organisms or systems supported by those media;

“Euroclear Marks”

means the words “ARVOPAPERIKESKUS”,

“AUTOFLOW”, “AUTOSELECT”,

“CLIMATESETTLE”, “CREST”, “DERIVMANAGER”,

“E MULTITRADE”, “EMX”, “EMXCONNECT”, “EMX

MESSAGE SYSTEM CONNECTOR”, “EMX

MULTITRADE”, “EQUITYREACH”, “ESETTLE”,

“ESETTLEMENT”, “EUCLID”, “EUROCLEAR”,

“EURO-CLEAR”, “EUROCLEAR AUTOSELECT”,

“EUROCLEAR CAPINEWS”, “EUROCLEAR

CAPITRACK”, “EUROCLEARCONNECT”,

“EUROCLEAR FUNDFLOW”, “EUROCLEAR

GENIX”, “EUROCLEAR HEDGEFLOW”, “EURO-

CLEARING”, “EUROCLEAR INVESTORREACH”,

“EUROCLEAR ONLINE”, “EUROCLEARREACH”,

“FUNDREACH”, “FUNDSETTLE”, “LOANREACH”,

“NCSD”, “NEWCLEAR”, “NORDCLEAR”,

“NORDICLEAR”, “NORDSET”, “RGV”,

“SCREENFLOW”, “SSE – SINGLE SETTLEMENT

ENGINE”, “THE POWER BEHIND THE MESSAGE”,

“THE SETTLEMENT NETWORK”,

“VARDEPAPPERSCENTRALEN”, “VP”, “VPC”,

“VPCFACTS”, “VPC OWNER MAP” and “VPX” and all associated logos and devices and all names, words, marks, logos and devices which include or are identical or confusingly similar thereto;

“Euroclear UK & Ireland Limited”	means Euroclear UK & Ireland Limited, a company registered in England & Wales with registered number 02878738;

“FSA”	means the Financial Services Authority of the United Kingdom (or its successor authority or authorities, as relevant);

“FSA Condition”	has the meaning given in sub-clause 3.2;

“FSMA”	means the Financial Services and Markets Act 2000 (as amended, consolidated or replaced from time to time);

“Governmental Entity”	means any government or governmental or regulatory body thereof, or political subdivision thereof, whether domestic or foreign, federal, provincial, state, municipal or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private);

“Group”	means the Company and all the Subsidiaries;

“Hazardous Materials”	means anything which alone or in combination with other things is capable of causing harm or damage to the Environment, property or to man or to any other organism supported by the Environment including any hazardous or toxic substances or pollutants, or which is regulated, controlled, prohibited or restricted by Law relating to the Environment or EHS Matters;

“HMRC”	means Her Majesty’s Revenue & Customs;

“IASB”	means the International Accounting Standards Board;

“IFRS”	means the body of pronouncements issued or adopted by the IASB, including International Financial Reporting Standards and associated interpretations issued by the IASB and International Accounting Standards and associated interpretations adopted by the IASB;

“Information Technology”	means computer hardware, computer firmware, computer software (in both source and object code forms), including all descriptions, documentation and other similar items relating to such computer software and networks;

“Instalment Payments Regulations”	means the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No. 3175);

“Intellectual Property”	means patents, trade marks, service marks, logos, trade names, trade dress, rights in designs, copyrights, rights in internet domain names and database rights (whether or not any of these is registered and including applications for registration of any such thing), trade secrets and all other rights in confidential information and all goodwill associated with any of the foregoing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Laws”	means any domestic or foreign, federal, provincial, state or local statute, law, ordinance, rule, regulation, directive, Order, writ, injunction, judgment, administrative or judicial decision or interpretation, treaty, decree or other requirement of any Governmental Entity, including under any Permit, in each case only to the extent that it has the force of law;

“Leases”	means in relation to each Relevant Property, the lease referred to in Attachment 2 (Relevant Properties) and “Lease” shall mean any one of them;

“Letter of Intent Regarding Connectivity”	means a letter of intent between the Seller and the Company regarding an agreement to provide straight-through connectivity from the Company’s trade matching services to the Seller’s settlement services, in the form attached hereto;

“Liability”	means any direct or indirect liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due)

“Lien”	means any lien (statutory or otherwise), encumbrance, pledge, charge, priority, security agreement, right of recovery, option, hypothecation, easement, security interest, right of way, encroachment, mortgage, deed of trust, imperfection of title, prior assignments, or other encumbrance or charge of any kind or nature whatsoever or any conditional sale or other title retention agreement or other Contract having substantially the same effect as any of the foregoing;

“Limeharbour Leases”

means (i) the lease dated 8 July 1993 between A F Budge (Road Materials) Limited (1) and International Securities Market Association Limited (now known as Xtrakter Limited) (2); and (ii) the lease dated 9 July 1993 between City of London Invest AS (1) and International Securities Market Association Limited (now known as Xtrakter Limited) (2), both as more particularly described in Attachment 2 (Relevant Properties).

“Limeharbour Lease” shall mean either of the above leases.

“Long Stop Date”	means the date falling six months after the date of this Agreement;

“Loss”	means any loss, damage, fee, fine, Liability, Tax, penalty, interest obligation, reasonable cost or expense (including costs of investigation and defense and attorney and other professional advisor and consulting fees and expenses, in each case only to the extent that they are reasonable) or any settlement giving rise to any of the foregoing;

“Management Accounts”	means the profit and loss account and balance sheet of the Company for each complete month since the Accounts Date up to and including September 2012, copies of which are included in the Data Room;

“Material Adverse Change”	means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations or financial condition of the Group, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, but excluding any event, occurrence, fact, condition, or change resulting from or arising out of:

(i)               any change or conditions generally affecting the economies or political environments or financial markets (on a regional, national or international level) in which the Group operates;

(ii)             any change in Laws, accounting standards or requirements;

(iii)            compliance by the Purchaser (or any of member of the Purchaser’s Group) or Seller (or any member of the Retained Group) with the terms of, or the taking of any action (or the failure to take any action) by the Purchaser or Seller required by this Agreement;

(iv)            any change affecting the sector in which the Group operates which does not have a disproportionate effect on the business of the Group;

(v)             the identity of the Purchaser (or any member of the Purchaser’s Group) or of Seller (or any member of the Retained Group) as the acquirer and seller respectively of the Group;

(vi)            conditions in the equity markets or other capital markets or developments or changes in those conditions;

(vii)           any actions taken by or on behalf of the Purchaser (or any member of the Purchaser’s Group); and

(viii)         any loss of employees, customers, agents, distributors or suppliers in the period between the date of this Agreement and Completion, arising (directly or indirectly) as a result of any event or series of events listed in (i) – (vii) above, provided, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall not be so excluded to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses;

“Material Breach of Warranty”	means (a) a breach of the Warranties given as at the date of this Agreement, or (b) a breach of the Warranties (other than Warranties 5.1(C), 5.1(J), 5.1(L), 6.1, 6.2(F) and 9, which are disapplied for this purpose) given as at the Completion Date, by reference to the facts and circumstances then existing; in each case where the matters constituting the breach or the consequences thereof would be materially adverse, in the aggregate, to the Business taken as a whole;

“Material Contract”	means any current written contract of any member of the Group calling for payments by any party thereto in excess of £100,000 in any one year, other than any contract with any employee of any member of the Group;

“MiFID II”	means the Presidency Compromise proposal dated 9 October 2012 for a directive on markets in financial instruments intended to repeal Directive 2004/39/EC (2011/0298 (COD))(the “Directive”) and the Presidency Compromise proposal dated 9 October 2012 for a regulation on markets in financial instruments (2011/0296(COD)) (the “Regulation”). To the extent that either the Directive or the Regulation as finally implemented differ from the Presidency Compromise proposals dated 9 October 2012 referred to in this definition, the definition of MiFID II, for the purposes of this Agreement, shall be taken to be referring to the Directive and Regulation as finally implemented;

“New Issues Data Agreement”	means an agreement between Euroclear Bank and the Company relating to the provision by Euroclear to the Company of data relating to the original issuances of fixed income securities, in the form attached hereto;

“Order”	means any decree, injunction, ruling, judgment, assessment, award, consent or other order of or entered by any Governmental Entity;

“Payment”	has the meaning given in sub-clause 1.2(N);

“Payment Obligation”	has the meaning given in sub-clause 1.2(N);

“Pension Schemes”	means the: (i) Euroclear Group UK Group Personal Pension Scheme; (ii) Xtrakter Ltd Group Personal Pension Scheme; (iii) ISMA Ltd Group Personal Pension Scheme; and (iv) two Skandia personal pension schemes;

“Permit”	means any permit, licence (excluding, for the avoidance of doubt, any licence in relation to any Intellectual Property), consent, permission, approval or authorisation, whether from a Governmental Entity or otherwise;

“Person”	means an individual, partnership, corporation, joint venture, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or any other entity

“Postponed Long Stop Date”	means the Long Stop Date as postponed in accordance with sub-clause 3.7;

“Proceedings”	means any Action arising out of or in connection with this Agreement, whether contractual or non-contractual;

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;

“Property Owner”	means, in relation to any Relevant Property, the Person referred to as the owner in Attachment 2 (Relevant Properties);

“Purchaser’s Group”	means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other Affiliates of any such holding company from time to time;

“Purchaser’s Solicitors”	means Proskauer Rose LLP;

“Regulatory Authority”	means the FSA, and any other Governmental Entity or regulatory body (whether in the UK or otherwise) which is responsible for the authorisation, regulation, licensing and/or supervision of firms carrying on financial services business of any kind;

“Relevant Property”	means the Property or Properties referred to in Attachment 2 (Relevant Properties);

“Remedy Date”	has the meaning given in sub-clause 10.6;

“Retained Group”	means the Seller, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Seller and all other subsidiaries or subsidiary undertakings of any such holding company (except members of the Group);

“Secondees”	means the employees listed on Part II of Attachment 4;

“Secondee Employing Entity”	means the employing entity of any Secondee;

“Seller’s Solicitors”	means Slaughter and May;

“Senior Employees”	means those individuals identified as the senior employees of and Secondees to the Company listed on listed at Part I of Attachment 4;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shares”	means the shares comprising the entire issued share capital of the Company, of which details are set out in Part A of Attachment 1;

“Share Purchase Documents”	means this Agreement, the Tax Covenant, the Disclosure Letter and any other agreements entered into pursuant to this Agreement;

“State Aid”

means any aid which could be construed as falling within Article 107(1) of the Treaty on the functioning of the European Union other than:

(A)            aid which is treated as existing aid pursuant to Article 108(1);

(B)             aid or any alteration to existing aid falling within Article 107(3) which has been duly notified to and authorised by the European Commission pursuant to Articles 107 and 108(3); or

(C)             aid, or any alteration to existing aid, falling within Article 107(3) and exempt from the notification requirement of Article 108(3) pursuant to Commission Regulation (EC) No. 68/2001 or Commission Regulation (EC) No. 70/2001 or Commission Regulation (EC) No. 2204/2002 or any other applicable block exemption;

“Subsidiary”	means at any relevant time any then subsidiary of the Company, basic information concerning each current subsidiary of the Company being set out in Part B of Attachment 1 (Basic information about the Subsidiaries);

“Tax”	has the meaning given to that expression in the Tax Covenant and “Taxation” shall be construed accordingly;

“Tax Authority”	means any taxing, revenue or other authority (whether within or outside the United Kingdom) competent to impose any liability to, or assess or collect, any Tax;

“Tax Covenant”	means the tax covenant in the agreed form;

“Tax Warranties”	means the Warranties set out in paragraphs 20 to 34 of Schedule 3 and “Tax Warranty” shall be construed accordingly;

“TCGA 1992”	means the Taxation of Chargeable Gains Act 1992;

“Third Party Assurances”	means all guarantees, indemnities, counter indemnities and letters of comfort of any nature given (i) to a third party by a member of the Group in respect of any obligation of a member of the Retained Group; and/or (as the context may require) (ii) to a third party by a member of the Retained Group in respect of any obligation of a member of the Group;

“Transaction Reporting”	means the reporting of details of transactions in financial instruments to a competent authority within the scope of Article 25(5) of Directive 2004/39/EC of the European Parliament and Council;

“Transitional Services Agreement”	means the agreement in relation to the provision of transitional services between the Seller and the Company on or about the date of this Agreement;

“TRAX”	means the post trade, pre settlement, trade matching and regulatory reporting system operated by the Company which is recognised by the FSA as an ARM;

“VAT”	means value added tax;

“VATA 1994”	means the Value Added Tax Act 1994;

“Warranties”	means, unless otherwise specified, the warranties set out in Schedule 3 (Warranties) given by the Seller and “Warranty” shall be construed accordingly;

“Waste”	means any substance or material which is regulated, controlled, prohibited or restricted by Law as “waste” including anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value;

“Working Capital”	means the current assets of the Company minus the current liabilities of the Company, in each case determined in accordance with IFRS applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Accounts as if such accounts were being prepared and audited as of a fiscal year end, save as provided in Schedule 6 (Provisions relating to Working Capital);

“Working Hours”	means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day; and

“Xtrakter Marks”	means the words “Xtrakter”, “TRAX”, “TRAX2” and “Cupid” and all associated logos and devices and all names, words, marks, logos and devices which include or are identical or confusingly similar thereto.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules and Attachments to, this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of the Seller under this Agreement;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	use of any genders includes the other genders;

(E)	the expressions “accounting reference date”, “accounting reference period”, “allotment”, “body corporate”, “debentures”, “holding company”, “paid up”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Act 2006 (provided that a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (i) another Person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee) and the expression “current assets” shall have the meaning given in Schedule 10 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008 No. 410);

(F)	a Person shall be deemed to be connected with another if that Person is connected with another within the meaning of sections 1122 and 1123 CTA 2010;

(G)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(H)	references to times of the day are to London time;

(I)	headings to clauses, Schedules and Attachments are for convenience only and do not affect the interpretation of this Agreement;

(J)	the Schedules and Attachments (but not the Tax Covenant) form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(K)	references to the knowledge, belief or awareness of the Seller (or similar phrases) shall be limited to the actual knowledge of Bernard Frenay, Joseph Van De Velde, Adrian Gill, Yannic Weber, Philippe Breyer, Anouk Gauthier, Nele Vandeputte, Rhiannon Mair-Evans, Jason Waight, Richard Jinks and Geoffroy Van der Linden or the knowledge any of the foregoing should have had after reasonable inquiry within the Retained Group and the Group with respect to the relevant topic;

(L)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(M)	references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification by or on behalf of the Purchaser and by or on behalf of the Seller;

(N)	any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and

(iii)	the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment;

(which amount and timing is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment), the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred;

(O)	references to “costs” and/or “expenses” incurred by a Person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that Person or, if relevant, any other member of the VAT group to which that Person belongs is entitled to credit as input tax;

(P)	the words, “herein,” “hereto,” “hereof’ and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof;

(Q)	all instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to mean “including without limitation”;

(R)	references to £ will be references to British Pounds, and with respect to any Contract, Liability, claim or document that is contemplated by this Agreement but denominated in currency other than British Pounds, the amounts described in such Contract, Liability, claim or document will be deemed to be converted into British Pounds for purposes of this Agreement as of the applicable date of determination;

(S)	whenever this Agreement requires the disclosure of a Contract or the delivery of a Contract to Purchaser, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order and any other similar instrument or document relating to that Contract; and

(T)	the parties hereto are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

2.	Sale and purchase

2.1	The Seller shall sell with full title guarantee, and there shall be transferred to a member of the Purchaser’s Group, the Shares free from all Liens and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion.

2.2	The Seller waives all rights of pre emption over any of the Shares conferred upon it by the articles of association of the Company or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of pre emption over any of the Shares are waived at the sole cost and expense of the Seller.

3.	Conditions

3.1	The sale and purchase of the Shares pursuant to this Agreement are in all respects conditional upon those matters listed in Schedule 1 (Conditions to Completion).

3.2	The Purchaser will use all commercially reasonable endeavours to fulfil or procure the fulfilment of the condition no. 1 (the “FSA Condition”) listed in Schedule 1 (Conditions to Completion) as soon as possible and in any event before the Long Stop Date and the Purchaser will notify the Seller as soon as reasonably practicable of the satisfaction of the FSA Condition. Seller will use all commercially reasonable endeavours to cooperate with and assist Purchaser in the fulfilment of the FSA Condition.

3.3	The Purchaser may, with the consent of the Seller, waive in writing in whole or in part all or any of the conditions listed in Schedule 1 (Conditions to Completion), other than the FSA Condition. The FSA Condition may not be waived by any party.

3.4	Each of the Seller and the Purchaser undertakes to promptly disclose in writing to the other anything which will or may prevent any of the conditions listed in Schedule 1 (Conditions to Completion) from being satisfied on or prior to the Long Stop Date. Without prejudice to the generality of the foregoing, this includes disclosure of any indication that any Regulatory Authority may intend to:

(A)	withhold its approval of;

(B)	raise a material objection to;

(C)	withdraw any licence or authorisation following; or

(D)	impose a material condition on or following,

the sale and purchase of the Shares pursuant to this Agreement.

3.5	The Purchaser undertakes to keep the Seller promptly informed as to progress towards satisfaction of the FSA Condition and undertakes to:

(A)	finalise and submit, as promptly as reasonably practicable, all requisite notifications and applications relating to the FSA Condition; and

(B)	notify the Seller and provide copies of any material written communications with any Governmental Entity or other person in relation to obtaining any consent, approval or action set out in Schedule 1, except (i) where the Purchaser reasonably believes that such communications have been independently or simultaneously supplied to the Seller, and (ii) that Purchaser may redact any portions of such communications that are confidential or otherwise competitively sensitive.

3.6	Any member of the Retained Group and the Group shall promptly provide the Purchaser with all information and assistance as the Purchaser may reasonably require in relation to the satisfaction of the FSA Condition.

3.7	If any of the conditions listed in Schedule 1 (Conditions to Completion) is not fulfilled or waived on or before 5.00 p.m. on the Long Stop Date, then the parties may postpone the Long Stop Date by agreement between them (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”).

3.8	If, in the circumstances set out in sub-clause 3.7, either:

(A)	the Long Stop Date is not postponed pursuant to sub-clause 3.7; or

(B)	any of the conditions listed in Schedule 1 remain to be fulfilled or waived by 5.00 p.m. on the Postponed Long Stop Date,

subject to sub-clause 3.9, this Agreement shall automatically terminate.

3.9	If this Agreement terminates in accordance with sub-clause 3.7 or 3.8, all obligations of the parties under this Agreement shall end (except for the provisions of clauses 24 (Announcements) and 25 (Confidentiality)) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.	Conduct of business before Completion

4.1	Subject to sub-clause 4.2, the Seller shall procure that between the date of this Agreement and Completion no member of the Group shall undertake any act or course of conduct which is outside the ordinary course of the business of such Group member, as carried on at the date of this Agreement, without the prior written consent of the Purchaser and, in particular, the acts or matters listed in Schedule 5 (Conduct of business before Completion) shall require the prior written consent of the Purchaser PROVIDED ALWAYS THAT in the case of the acts, courses of conduct and matters set out in paragraphs (B), (D), (E), (F), (G) and (O) (to the extent that the agreement in question relates to an act or matter falling within (B), (D), (E), (F) or (G)) of Schedule 5 (Conduct of business before Completion), the consent of the Purchaser is not to be unreasonably withheld or delayed.

4.2	Sub-clause 4.1 shall not operate so as to restrict or prevent:

(A)	any matter reasonably undertaken by any member of the Group in an emergency or disaster situation with the primary intention of minimising any adverse effect thereof (and of which the Purchaser will be promptly notified);

(B)	the completion or performance of any obligations undertaken pursuant to any Contract entered into by any member of the Group prior to the date of this Agreement;

(C)	the surrender of any Lease (or any agreement to surrender a Lease);

(D)	any matter expressly contemplated in this Agreement or the other Share Purchase Documents;

(E)	any matter undertaken at the written request of the Purchaser; or

(F)	any matter required by Law or any Regulatory Authority.

5.	Consideration

5.1	The total consideration for the sale of the Shares shall be the payment by the Purchaser of the sum of £26,000,000 (the “Stated Price”), subject to adjustment pursuant to sub-clause 5.2 and payable, as adjusted, in accordance with clause 6 (Completion) (the “Initial Purchase Price”), subject to post-Completion adjustment pursuant to sub-clause 5.3 .

5.2	The Initial Purchase Price shall be adjusted as follows:

(A)	Two Business Days after notification by the Purchaser to the Seller that the FSA Condition has been satisfied, Seller shall prepare and deliver to the Purchaser a statement setting forth its good faith estimate of Completion Working Capital (the “Estimated Completion Working Capital”) (without giving effect to the transactions contemplated herein) (the “Estimated Completion Working Capital Statement”), and a certificate of the Chief Financial Officer of Seller (without personal liability, other than in the case of fraud or intentional misrepresentation) that the Estimated Completion Working Capital Statement was prepared in accordance with IFRS applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Accounts.

(B)	The “Completion Adjustment” shall be an amount equal to the Estimated Completion Working Capital minus £1,000,000 (the “Target Working Capital”). If the Completion Adjustment is a positive number, the Stated Price shall be increased by an amount equal to the amount of the Completion Adjustment. If the Completion Adjustment is a negative number, the Stated Price shall be reduced by an amount equal to the amount of the Completion Adjustment.

5.3	The Initial Purchase Price shall be subject to post-Completion adjustment as follows:

(A)	Within 90 days after the Completion Date, the Purchaser shall prepare and deliver to Seller a statement setting forth its calculation of Completion Working Capital (without giving effect to the transactions contemplated herein) (the “Completion Working Capital Statement”) and a certificate of the Chief Financial Officer of Purchaser (without personal liability, other than in the case of fraud or intentional misrepresentation) that the Completion Working Capital Statement was prepared in accordance with IFRS applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Accounts.

(B)	The post-Completion adjustment shall be an amount equal to the Completion Working Capital minus the Estimated Completion Working Capital (the “Post-Completion Adjustment”). If the Post-Completion Adjustment is a positive number, Purchaser shall pay to Seller an amount equal to the amount of the Post-Completion Adjustment. If the Post-Completion Adjustment is a negative number, Seller shall pay to Purchaser an amount equal to the amount of the Post-Completion Adjustment.

(C)	After receipt of the Completion Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Completion Working Capital Statement. During the Review Period, Seller and Seller’s accountants shall have reasonable access to the books and records of the Company and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Completion Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Completion Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with or disrupt the normal business operations of Purchaser or any member of the Group.

(D)	On or prior to the last day of the Review Period, Seller may object to the Completion Working Capital Statement by delivering to the Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Completion Working Capital Statement and the Post-Completion Adjustment, as the case may be, reflected in the Completion Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Completion Adjustment and the Completion Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.

(E)	If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Ernst & Young or, if Ernst & Young is unable to serve, Purchaser and Seller shall appoint by mutual agreement an impartial internationally recognized firm of independent chartered accountants in London other than Seller’s accountants or Purchaser’s accountants or, failing such firm accepting such appointment or such mutual agreement within 10 Business Days of expiry of the Resolution Period, to such independent firm of chartered accountants of international repute in London as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either the Seller or the Purchaser, nominate (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Completion Adjustment, as the case may be, and the Completion Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Completion Working Capital Statement and the Statement of Objections, respectively.

(F)	The Seller and Purchaser shall each pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved against the Seller or, as the case may be, the Purchaser (that being the difference between the Independent Accountants’ determination and Purchaser’s or, as the case may be, Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Purchaser’s determination and Seller’s determination differ from the determination of the Independent Accountants).

(G)	The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Completion Working Capital Statement and/or the Post-Completion Adjustment shall be conclusive and binding upon the parties hereto.

(H)	Except as otherwise provided herein, any payment of the Post-Completion Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Completion Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in sub-clause 5.3(G) above; and (B) be paid via wire transfer of immediately available funds to the account or accounts designated by the receiving party.

5.4	Any payment made by either party under this Agreement shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment.

6.	Completion

6.1	Completion shall take place at 10.00 a.m. on the Completion Date at the offices of the Seller’s Solicitors at One Bunhill Row, London, EC1Y 8YY.

6.2	At Completion the Seller shall do those things listed in Part A (Seller’s obligations) of Schedule 2 (Completion arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements). Completion shall take place in accordance with Part C (General) of Schedule 2 (Completion arrangements).

6.3	Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

6.4	If the respective obligations of the Seller and/or the Purchaser under sub-clause 6.2 and Schedule 2 (Completion arrangements) are not complied with on the Completion Date, the Purchaser or, as the case may be, the Seller may:

(A)	defer Completion (so that the provisions of this clause 6 shall apply to Completion as so deferred); or

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the other party.

6.5	If this Agreement is terminated in accordance with sub-clause 6.4(C) (and without limiting any party’s right to claim damages), all obligations of the Seller and the Purchaser under this Agreement shall end (except for the provisions of clauses 24 (Announcements) and 25 (Confidentiality) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

6.6	Payment by or on behalf of the Purchaser for the amount stated in clause 5 (Consideration) in accordance with paragraph 9 of Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements) shall constitute payment of the consideration for the Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and purchase).

7.	Intentionally Omitted

8.	Seller’s Warranties

8.1	Subject to sub-clauses 10.1 and 10.2 (Purchaser’s remedies and Seller’s limitations on liability), the Seller warrants to the Purchaser that each of the Warranties is accurate in all respects as of the date of this Agreement and as of the Completion Date.

8.2	Except in the case of fraud, the Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties and acknowledges that none of the Seller, any member of the Retained Group, any member of the Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

8.3	Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

9.	Purchaser’s warranties and undertakings

9.1	The Purchaser warrants to the Seller that it has the requisite capacity, power and authority to enter into and perform this Agreement and the other Share Purchase Documents to which it is a party and that its obligations under this Agreement constitute, and its obligations under the other Share Purchase Documents will, when executed and delivered, constitute valid and binding obligations of the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

9.2	The Purchaser warrants to the Seller that the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the other Share Purchase Documents will not:

(A)	result in a breach of any provision of the constitutional documents of the Purchaser;

(B)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;

(C)	result in a breach of any order, judgment or decree of any court or Governmental Entity by which the Purchaser is bound; or

(D)	require the consent of its shareholders or any other Person (other than the FSA);

except, in the case of sub-clauses (B), (C) and (D), for any breach or default that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

9.3	The Purchaser warrants to the Seller that it has available cash or available loan facilities which will at Completion provide in immediately available funds the necessary cash resources to satisfy its obligations under Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements) and, in the case of loan facilities, they are not subject to any material pre-condition and the Purchaser will be able to satisfy all conditions of drawdown to such loan facilities at or prior to Completion.

9.4	No party to this Agreement shall be liable to make any payment under this Agreement nor shall any party to this Agreement exercise any right of set-off or counterclaim or otherwise withhold payment of any sums stated to be payable under any of the Share Purchase Documents unless and until such liability has been agreed or adjudged payable in legal or arbitration proceedings.

9.5	The Purchaser warrants to the Seller that the only Permit it is seeking from the FSA in connection with this Agreement is the approval of its acquisition of control of the Company as contemplated by the FSA Condition, and that it is not seeking from the FSA any other waiver, variation or change of any kind in any existing Permit issued by the FSA.

10.	Purchaser’s remedies and Seller’s limitations on liability

10.1	The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter, or in any document expressly referred to in the Disclosure Letter or listed in the Data Room Index, it being understood and agreed for all purposes of this Agreement that “fairly disclosed” shall include disclosure with sufficient detail (to the extent available) to allow a reasonable purchaser to make an informed assessment of the facts, matters or circumstances disclosed and, to the extent reasonably determinable at the time the Warranty is made, the extent of their consequences.

10.2	No liability shall attach to the Seller in respect of claims under the Warranties or the Tax Covenant (as the case may be) if and to the extent that the limitations set out in Schedule 4 (Limitations on the Seller’s liability) apply.

10.3	If between the time of this Agreement and Completion the Purchaser becomes aware of any fact, matter or circumstance which occurs or arises between the time of signing of this Agreement and Completion which results in a Material Adverse Change or Material Breach of Warranty, the Purchaser shall, subject to the other provisions of this clause 10, be entitled at any time prior to Completion to terminate this Agreement by notice in writing to the Seller (for the avoidance of doubt, if the Purchaser has or has had the right to terminate this Agreement pursuant to this sub-clause, the Purchaser shall not be entitled to pursue any other remedy including damages, except in the case of fraud).

10.4	If between the time of this Agreement and Completion, either party becomes aware of any fact, matter or circumstance which occurs or arises between the time of signing of this Agreement and Completion which that party believes would reasonably be expected to result in a Material Adverse Change or Material Breach of Warranty, that party shall promptly notify the other party in writing of the same specifying details of the relevant fact, matter or circumstance.

10.5	Upon notification by either party in accordance with sub-clause 10.3 or 10.4:

(A)	in the first instance, the parties shall have a period of five Business Days to seek amicably and in good faith to agree whether there has been a Material Adverse Change or Material Breach of Warranty;

(B)	if there is a dispute between the parties which cannot be resolved within that five Business Day period as to whether there has been a Material Adverse Change or Material Breach of Warranty, the parties will attempt to settle it by mediation in accordance with the CEDR Model Mediation Procedure. Unless otherwise agreed between the parties, the mediator will be nominated by CEDR. To initiate the mediation a party must give notice in writing (“ADR Notice”) to the other party requesting a mediation. A copy of the request should be sent to CEDR at its primary place of business;

(C)	the mediation will start not later than five Business Days after the date of the ADR Notice;

(D)	the party requesting the mediation shall pay all Costs of the mediator;

(E)	no party may commence any court proceedings in accordance with the provisions of sub-clause 31.1 in relation to any such dispute until it has attempted to settle the dispute by mediation and either the mediation has terminated or the other party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by a delay; and

(F)	if the Completion Date would otherwise fall on any day prior to the fifth Business Day after the resolution of the dispute regarding whether Purchaser properly terminated the Agreement based on a Material Adverse Change or Material Breach of Warranty (whether pursuant to agreement between the parties or determination by a third party with jurisdiction to resolve the dispute) (the “Determination Date”), the Completion Date shall be postponed until the fifth Business Day after the Determination Date.

10.6	The Purchaser shall not be entitled to exercise its right to terminate pursuant to sub-clause 10.3 if such Material Adverse Change or Material Breach of Warranty is capable of remedy and before the tenth Business Day following (i) receipt of the notice of the Material Adverse Change or Material Breach of Warranty in accordance with sub-clause 10.4 (if the Seller accepts that there has been a Material Adverse Change or Material Breach of Warranty), (ii) the date that the parties determine pursuant to sub-clause 10.5(A) or in mediation that a Material Adverse Change or Material Breach of Warranty has occurred (if the existence of a Material Adverse Change or Material Breach of Warranty is disputed), or (iii) the date of conclusion of any mediation in which the parties have not reached agreement (the “Remedy Date”), such Material Adverse Change or Material Breach of Warranty, as applicable, is remedied so that the relevant member of the Group is in no worse position than it would have been had there been no Material Adverse Change or Material Breach of Warranty. If the Seller gives notice of its intention to remedy such Material Adverse Change or Material Breach of Warranty and the Completion Date would otherwise fall on any day prior to the Remedy Date, the Completion Date shall be postponed until the fifth Business Day after the Remedy Date.

10.7	If this Agreement is terminated in accordance with sub-clause 10.3, all obligations of the parties under this Agreement shall end (except for the provisions of clause 24 (Announcements) and 25 (Confidentiality)) but, for the avoidance of doubt, all rights and liabilities of the parties which have accrued before termination shall continue to exist.

10.8	If, following Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 8 (Seller’s Warranties) or not) that there has been any breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to terminate or rescind this Agreement, but shall be entitled to all remedies hereunder.

11.	Seller’s Indemnity

11.1	Subject to sub-clause 11.2, the Seller shall indemnify the Purchaser against all Costs arising in connection with:

(A)	any dilapidations and/or reinstatement liabilities;

(B)	the principal rent and any other sums due; and

(C)	any other Liabilities

pursuant to the Leases.

11.2	The Purchaser agrees and acknowledges that, on behalf of the Purchaser and the Company, after the Completion Date:

(A)	the Purchaser and the Company shall not use or occupy the Relevant Properties demised by the Limeharbour Leases, or do anything or omit to do anything, or instruct any other Person to occupy, do anything or omit to do anything, which directly results in an increase in any Liabilities under or in respect of the Leases, and in the event that the Relevant Properties are occupied by a Person other than pursuant to the Purchaser’s or the Company’s instruction or other than pursuant to clause 11.2(B), the Purchaser shall (and shall procure that the Company shall) use all reasonable endeavours upon the Seller’s request to assist the Seller with the removal of such Person at the Seller’s cost;

(B)	the Seller shall be permitted to enter, use and occupy the Relevant Properties demised by the Limeharbour Leases from Completion, as licensee of the Company and at no cost to the Seller, for any lawful purpose under the Limeharbour Leases;

(C)	the Seller shall have sole conduct of all negotiations with the landlord, any tenant and any other relevant person in connection with the Leases, including settling any dilapidations and reinstatement liabilities and any rent negotiations and shall not require the Company’s or the Purchaser’s further consent or approval in relation thereto, except to the extent such settlement or negotiations obligate the Purchaser or the Company to pay any amount after Completion;

(D)	to the extent that the Purchaser or the Company receives any payment or reimbursement of any sum in connection with each Lease or any sub-lease, including but not limited to a payment from the landlord on a surrender of a Lease, an amount equal to that payment or reimbursement shall immediately be paid by the Purchaser to the Seller;

(E)	the Purchaser shall provide, and shall procure that the Company provides, all reasonable assistance to the Seller in connection with settling any dilapidations and reinstatement liabilities pursuant to the Leases;

(F)	the Seller may agree a surrender of a Lease (or any sub-lease to which any Lease is subject) at any time and if such a surrender is agreed after Completion, the Purchaser shall (acting promptly and reasonably) support, approve and execute or procure that the Company shall support, approve and execute all requisite documents to give effect to the surrender; and

(G)	the Seller shall prepare any amended Tax return submitted in connection with the Leases and shall prepare all documentation and deal with all matters (including correspondence) relating to such amended Tax return and the Purchaser shall procure that the Company shall cause any such amended Tax return to be signed and submitted to the appropriate Tax Authority on a timely basis without amendment or with such amendments as the Seller shall agree and shall give the Seller all such assistance as may be required to agree those returns with the appropriate Tax Authority PROVIDED THAT the Purchaser shall not be obliged to procure that the Company takes any such action as is mentioned in this sub-clause 11.2(G) in relation to any Tax return that is not to the best of the Company’s knowledge correct and complete.

11.3	The indemnity in sub-clause 11.1 does not apply if after Completion, the Company or the Purchaser enters into a renewal of a Lease on or before its contractual expiry in accordance with the statutory renewal provisions contained in Part II of the Landlord and Tenant Act 1954 or otherwise.

12.	Restrictions on Seller’s business activities

12.1	The Seller undertakes that it will not do any of the following things without the prior written consent of the Purchaser:

(A)	within two years after the Completion Date directly or indirectly, in any manner (whether on its own account or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise) be engaged or interested in carrying on the business of Transaction Reporting or operating as an ARM, in each case, within the United Kingdom, France, the Netherlands, Germany, Italy and Switzerland or any other jurisdiction in which the Company carries on such business at the Completion Date (collectively, the “Restricted Region”);

(B)	within three years after the Completion Date directly or indirectly, in any manner (whether on its own account or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise) be engaged or interested in operating as an APA or CTP (or planning to do any of the foregoing) within the Restricted Region or any other jurisdiction in which the Company then operates as an APA or CTP, as applicable;

(C)	within two years after the Completion Date, directly or indirectly, through another member of the Retained Group or otherwise, establish a new business or acquire a business concerned primarily with matching OTC fixed income trades within the Restricted Region in competition with the Business;

PROVIDED that nothing contained in this Agreement shall prevent or restrict the Seller or any member of the Retained Group from:

(i)	holding shares in a listed company for investment purposes only where the Seller or member of the Retained Group, as applicable, does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than 5 per cent. of the votes which could normally be cast at a general meeting of the company;

(ii)	carrying on anywhere in the world the Transaction Reporting business and trade date matching services of the Retained Group;

(iii)	acquiring any business or entity which, in each of the three completed fiscal years immediately preceding the acquisition derived less than 10 per cent of its total turnover, in the aggregate, from carrying on the business of Transaction Reporting and/or operating as an ARM, APA and/or CTP;

(iv)	trading with its existing customers or any future customers in connection with the business referred to in (ii) above;

provided that in so far as provisos (ii) and (iv) above allow the Seller and the Retained Group to continue to operate the Transaction Reporting business of the Retained Group, the Seller shall not, and shall procure that each member of the Retained Group shall not:

(v)	actively market the Transaction Reporting business of the Retained Group (for the avoidance of doubt and without prejudice to the generality of the foregoing, activities such as providing helpdesk support, assisting clients in the ordinary course of business and making information available in Euroclear whitebooks or on the Euroclear website shall not constitute active marketing);

(vi)	seek to upgrade the ARM status of the Transaction Reporting business of the Retained Group; nor

(vii)	make any other material changes to the services offered by the Transaction Reporting business of the Retained Group (except as required by Law, or to fix defects and other software or systems issues).

(D)	neither pending nor within five years after Completion, sell all or any portion of the Transaction Reporting business of the Retained Group to any other Person or enter into any joint venture, partnership, strategic alliance or similar agreement or arrangement with any other Person with respect to the Transaction Reporting business of the Retained Group PROVIDED ALWAYS THAT the Seller may at any time enter into any business combination, sale, joint venture, partnership, strategic alliance or similar agreement or arrangement with any other Person with respect to all or substantially all of the business of Euroclear UK & Ireland Limited;

(E)	neither pending nor within two years after Completion, directly or indirectly, solicit or entice away from the employment of the Group or hire (i) any Senior Employee or (ii) any Secondee who has accepted an offer of employment from any member of the Group on or prior to the date hereof, except in either case for those who are approached at least six months after they are no longer employed by the Purchaser or Affiliate of the Purchaser (including the Group) and those dismissed or made redundant by the Group; and

(F)	neither pending nor within 18 months after Completion, procure that neither Euroclear UK & Ireland Limited nor Euroclear S.A./N.V., London branch shall solicit or entice away from the employment of the Group or hire (i) any person at present an employee of the Group (other than the employees described in clause (E) above) or (ii) any Secondee who accepts an offer of employment from any member of the Group (other than the Secondees described in clause (E) above), except in either case for those who are approached at least six months after they are no longer employed by the Purchaser or Affiliate of the Purchaser (including the Group) and those dismissed or made redundant by the Group.

12.2	On or before the fifteenth day after the end of each three month period commencing with the three month period which ends three months after the Completion Date and ending with the three month period which ends on the second anniversary of the Completion Date, the Seller shall provide to the Purchaser a statement of all revenues, if any, received by any member of the Retained Group for the performance of Transaction Reporting services to any Person who is not a client of the Transaction Reporting services business of the Retained Group as of the Completion Date in such prior three month period. To the extent that such statement shows any revenues, the Seller shall deliver to the Purchaser, together with such statement, a cheque in the amount of such revenues payable to the Company. The Purchaser and Seller agree to the extent permissible to treat any amounts paid pursuant to this sub-clause 12.2 as income to the Purchaser and an expense to the Seller.

12.3	Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller.

12.4	The Purchaser acknowledges and agrees that nothing in this Agreement shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in or to the name “Euroclear,” the Euroclear Marks, or any similar name or mark. Following Completion, the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, hold itself out as being part of or in any way connected with the Retained Group.

12.5	Without prejudice to the provisions of sub-clause 12.4 above or the trade mark rights of the Retained Group, the Purchaser shall procure that for:

(A)	a minimum period of five (5) years following Completion; and

(B)	thereafter for so long as any member of the Retained Group continues to retain an interest in the name “Euroclear,”

no member of the Purchaser’s Group shall use the name “Euroclear” or any associated logo or device or any confusingly similar name or mark in the business of the Group, any extensions or developments thereto, or in a business which competes with the business of the Seller or any member of the Retained Group in which the name “Euroclear” or any associated logo or device is used.

12.6	The Purchaser shall procure that the Company and each of the Subsidiaries shall within 20 Business Days of the Completion Date, destroy or delete from existing stocks of sales literature, stationery and vehicles the name “Euroclear”.

13.	Intellectual Property and Business Information

13.1	If a member of the Purchaser’s Group (including the Group) owns after Completion any Intellectual Property or rights in Business Information which in the year prior to Completion related exclusively to the business of the Retained Group, the Purchaser shall procure that such Intellectual Property and/or rights in Business Information are transferred to the Seller (or such other company nominated by the Seller) for nominal consideration as soon as practicable after any member of the Purchaser’s Group (including the Group) becomes aware of the ownership of such rights.

13.2	If a member of the Retained Group owns after Completion any Intellectual Property or rights in Business Information which in the year prior to Completion related exclusively to the business of the Group, other than any Intellectual Property in the Euroclear Marks, the Seller shall procure that such Intellectual Property and/or rights in Business Information are transferred to the Company (or such other company nominated by the Purchaser) for nominal consideration as soon as practicable after any member of the Retained Group becomes aware of the ownership of such rights.

13.3	The Seller hereby grants, and shall procure that each relevant member of the Retained Group grants, (with effect from Completion), to the Purchaser a non-exclusive, irrevocable, perpetual, worldwide, assignable, royalty-free licence (with the right to sub-license) to use all Intellectual Property and rights in Business Information owned by the Seller or a member of the Retained Group and that have been used in the business of the Group during the 12 months immediately prior to Completion, other than any Intellectual Property in the Euroclear Marks, solely for the purposes for which those Intellectual Property and rights in Business Information were used in the Business during that period.

13.4	The Purchaser hereby grants, and shall procure that each other relevant member of the Purchaser’s Group (including the Group) grants (with effect from Completion), to the Seller a non-exclusive, royalty-free, perpetual, irrevocable, assignable, worldwide licence (with the right to sub-license) to use all Intellectual Property and rights in Business Information that are owned by the Purchaser or a member of the Purchaser’s Group (including the Group) that have been used in the business of the Retained Group during the 12 months immediately prior to Completion, other than any Intellectual Property in the Xtrakter Marks, solely for the purposes for which those Intellectual Property and rights in Business Information were used in the business of the Retained Group during that period.

13.5	Each of (i) the Purchaser and (ii) the Seller shall procure that all licences of any Intellectual Property or rights in Business Information owned by any member of respectively (i) the Retained Group (or to be owned by the Seller or its nominee pursuant to sub-clause 13.1), or (ii) the Group (or to be owned by the Purchaser or its nominee pursuant to this Agreement) granted to any member of the Group or any member of the Retained Group (respectively) terminate at Completion.

14.	Employees

14.1	The Seller and the Purchaser will each use their respective reasonable endeavours to procure that each Secondee transfer his or her employment from the relevant Secondee Employing Entity to the Company with each term and condition of employment in each employment contract in respect of each Secondee being the same (or better) than each such term and condition of employment that each Secondee currently enjoys (other than in respect of (i) each Secondee’s pension arrangement, provided that the employer contribution remains the same as it was immediately prior to the transfer of employment, (ii) amendments required to any benefits (other than in respect of salary or cash bonus) in order to harmonise such benefits with benefits provided by the Company as at the date of this Agreement, and (iii) differences between the Seller’s handbook policies and the Company’s handbook policies).

14.2	If any Secondee does not, prior to the Completion Date, consent to the transfer of their employment referred to in sub-clause 14.1 above, and then the relevant Secondee Employing Entity terminates that Secondee’s employment (whether before or after the Completion Date), the Seller shall indemnify the Purchaser’s Group, as agent and/or trustee for the employer of each Secondee, on an after-Tax basis against all liabilities, damages, claims, costs and expenses (including legal fees) arising directly or indirectly from each and every such termination of employment.

14.3	The Purchaser shall, at the Seller’s request, procure that on the Completion Date the Company pays to each of Richard Jinks, Paulo Costa, Adrian Gill, Jason Waight, Geoffroy Vander Linden, Sue Austin, Wayne Birch, Sean Jehan, Sean Kearney and Michael Maddison the change of control success bonuses (including necessary tax and national insurance on such amounts) as set out in each ‘Success Fee’ letter which has been entered into with each individual.

15.	Access

15.1	The Purchaser shall make available to the Seller upon reasonable request any Books and Records of any member of the Group (or, if practicable, the relevant parts of those Books and Records) and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller and subject to the Seller giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to the Seller for inspection (during Working Hours) and copying (at the Seller’s expense) for a period of six years from Completion.

15.2	The Seller shall make available to the Purchaser any Books and Records of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are required by the Purchaser for the purpose of dealing with its Tax affairs and, accordingly, the Seller shall, upon being given reasonable notice by the Purchaser and subject to the Purchaser giving such undertaking as to confidentiality as the Seller shall reasonably require, procure that such Books and Records are made available to the Purchaser for inspection (during Working Hours) and copying (at the Purchaser’s expense) for and only to the extent necessary for such purpose and for a period of six years from Completion.

16.	Releases

16.1	The Seller shall use all reasonable endeavours to ensure that at Completion each member of the Retained Group is released in full from all Third Party Assurances given by it in respect of obligations of any member of the Group. If any such Third Party Assurances remain in effect at the time of Completion, the Purchaser shall use all reasonable endeavours to ensure that as soon as reasonably practicable thereafter each member of the Retained Group is released in full from all such Third Party Assurances. Pending release of any Third Party Assurance, the Purchaser shall indemnify the Seller and each member of the Retained Group against any and all Costs arising after Completion under or by reason of that Third Party Assurance.

16.2	The Seller shall use all reasonable endeavours to ensure that at Completion each member of the Group is released in full from all Third Party Assurances given by it in respect of obligations of any member of the Retained Group. In addition, the Seller shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any member of the Retained Group, each member of the Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this sub-clause 16.2, the Seller shall indemnify each member of the Purchaser’s Group and each member of the Group against any and all Costs arising under or by reason of that Third Party Assurance.

16.3	Each of the Purchaser and the Seller, on behalf of themselves and all of their respective Affiliates, representatives and agents, hereby waive and release all claims and causes of action against the other party and any of the other party’s Affiliates, representatives and agents (other than those claims or causes of action that may arise out of the Share Purchase Documents) and hereby covenant not to bring any such claims or causes of action in any forum.

17.	Cannon Street Sublease

17.1	Subject to the provisions of this clause 17, the Seller shall grant and the Purchaser shall procure that the Company enters into the Cannon Street Sublease at Completion.

17.2	The Seller shall use its reasonable endeavours at the sole expense of the Seller to obtain the Cannon Street Consent prior to Completion and if such Cannon Street Consent remains to be obtained as at the Completion Date, this clause shall continue to apply until the Cannon Street Consent shall have been obtained.

17.3	The Seller and the Purchaser shall provide all relevant information required by the Cannon Street Lease in order to obtain the Cannon Street Consent and the Purchaser shall (and following Completion shall procure that the Company shall) provide a direct covenant with any landlord relating to the observance and performance of the terms of the Cannon Street Lease and/or the Cannon Street Sublease in such form as the relevant landlord is entitled to require.

17.4	The Purchaser shall supply all references and other evidence and information reasonably required by any landlord and/or other third party in order to obtain the Cannon Street Consent.

17.5	The Seller shall be solely responsible for the professional and other fees of any landlord and/or other third party incurred in connection with all applications for the Cannon Street Consent, but the Seller shall not otherwise be obliged to provide any security or make any payment or compensation in order to obtain the Cannon Street Consent.

17.6	Prior to the grant of the Cannon Street Sublease, the Seller shall undertake to install locks on the doors as appropriate in the premises demised by the Cannon Street Sublease and all proper costs incurred in connection with this installation shall be paid by the Seller on demand.

17.7	If the Cannon Street Consent has not been obtained by the Completion Date then the grant of the Cannon Street Sublease shall be postponed to five Business Days after the earlier of:

(A)	the date on which evidence is provided to the Purchaser’s Solicitors that the Cannon Street Consent has been obtained;

(B)	the expiration of the period for the lodging of an appeal against a decision of a court of competent jurisdiction that the Cannon Street Consent is being unreasonably withheld without such appeal being lodged; and

(C)	the date on which the Seller and the Purchaser (if they so elect) otherwise agree that they wish to complete the Cannon Street Sublease notwithstanding the non-issue of the Cannon Street Consent.

17.8	Pending completion of the Cannon Street Sublease in accordance with sub-clause 17.7:

(A)	subject to sub-clause 17.9, the Seller will procure that the Company is permitted (with all Persons authorised by it) to have the unrestricted use and occupation of the property to be demised pursuant to the Cannon Street Sublease;

(B)	from Completion the Purchaser:

(i)	shall procure that the Company shall pay the Seller a licence fee equivalent to all rents, service charges and other outgoings payable pursuant to the Cannon Street Sublease as if it had been granted;

(ii)	shall procure that the Company shall observe and perform the covenants and conditions on the part of the lessee in the Cannon Street Sublease, other than payment of rents, service charges and other outgoings payable pursuant to the Cannon Street Sublease; and

(iii)	shall indemnify the Seller on an after-Tax basis in respect of all losses, liabilities and costs incurred by the Seller as a result of any act, neglect, default or omission on the part of the Purchaser or the Company to perform or comply with such covenants and conditions; and

(C)	the Seller undertakes to keep the Purchaser reasonably informed as to progress towards completion of the Cannon Street Sublease.

17.9	The licence to occupy the property to be granted under the Cannon Street Sublease pursuant to sub-clause 17.8 shall immediately come to an end (whereupon the Seller’s obligations under this Clause 17 shall come to an end and the Purchaser shall procure that the Company’s use and occupation shall immediately cease) on the earlier of:

(A)	a material breach by the Company or the Purchaser of sub-clause 17.8;

(B)	written notice from the Seller to the Purchaser and the Company in the event that the Cannon Street Sublease has not completed on or after the date falling nine months after Completion;

(C)	written notice (of not less than one month prior to the date of vacation) from the Purchaser to the Seller in the event that the Cannon Street Sublease has not completed on or after the date falling six months after Completion;

(D)	the date on which the Cannon Street Sublease would have expired, had it been granted; and

(E)	any landlord or other third party lawfully threatening forfeiture proceedings or otherwise requiring the Company to vacate the property to be demised by the Cannon Street Sublease.

17.10	If the licence to occupy the property to be demised by the Cannon Street Sublease comes to an end pursuant to clause 17.9 then, within 14 days of the date the licence to occupy the property to be demised by the Cannon Street Sublease comes to an end pursuant to clause 17.9, the Seller shall refund to the Purchaser the proportion of the licence fee paid by the Purchaser pursuant to clause 17.8(B)(i), for the period from and excluding the date the licence to occupy the property to be demised by the Cannon Street Sublease comes to an end pursuant to clause 17.9 calculated on a daily basis.

17.11

By a statutory declaration made on the 26th day of October 2012 in the form, or substantially in the form, set out in paragraph 8 of schedule 2 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 the Company acknowledges that it has been served with a notice in the form, or substantially in the form, set out in schedule 1 to that Order.

17.12	Having complied with the requirements of section 38A(3) of the Landlord and Tenant Act 1954 the Seller and Company agree that the provisions of sections 24 to 28 of that Act are to be excluded in relation to the Cannon Street Sublease.

17.13	At completion of the Cannon Street Sublease, the provisions of Schedule 2 (Completion arrangements) shall apply to the grant of the Cannon Street Sublease.

18.	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

19.	Remedies and waivers

19.1	Except as provided in Schedule 4 (Limitations on the Seller’s liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.

19.2	Except as provided in Schedule 4 (Limitations on the Seller’s liability), the single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

19.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

20.	Assignment

20.1	Neither party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Share Purchase Documents (together with any causes of action arising in connection with any of them) without the written consent of the other party.

20.2	The Purchaser shall not make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Share Purchase Documents.

20.3	Neither party shall sub-contract or enter into any arrangement whereby another Person is to perform any or all of its obligations under this Agreement or the other Share Purchase Documents without the written consent of the other party.

20.4	Notwithstanding sub-clauses 20.1 and 20.2, the Purchaser may assign this Agreement or any rights hereunder to one or more members of the Purchaser’s Group, provided that:

(A)	the Purchaser enters into a guarantee of any performance required hereunder on terms reasonably satisfactory to the Seller;

(B)	if the assignee ceases to be a member of the Purchaser’s Group, the assignee shall reassign this Agreement or any assigned rights (as applicable) to the Purchaser; and

(C)	no assignment of this Agreement or any rights hereunder may (in any circumstances) increase the Seller’s liability to any assignee from what it would have been to the Purchaser had no such assignment have taken place.

20.5	This Agreement shall be binding upon and inure to the benefit of the parties’ successors and permitted assigns.

21.	Further assurance

Insofar as it is able to do so after Completion, the Seller shall, on being requested to do so by the Purchaser, do or procure the doing of all such acts and/or execute or procure the execution of such documents as the Purchaser may reasonably consider necessary for vesting the Shares in the Purchaser and the completion of all other actions and transactions contemplated in this Agreement and the other Share Purchase Documents.

22.	Entire Agreement

22.1	The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares. In entering into the Share Purchase Documents, each party to this Agreement acknowledges that it is not relying upon any pre contractual statement which is not expressly repeated in this Agreement.

22.2	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre contractual statement except to the extent that it is expressly repeated in this Agreement.

22.3	For the purposes of this clause, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any Person at any time prior to the date of this Agreement.

22.4	This Agreement may only be varied, amended or modified if done in writing signed by each of the parties.

23.	Notices

23.1	Except as otherwise provided in this Agreement, a notice under this Agreement shall only be effective if it is in writing. Faxes and e-mail are permitted.

23.2	Notices under this Agreement shall be sent to a party to this Agreement at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.	E-mail address
Euroclear S.A./N.V. General Counsel	Its registered office from time to time	+32 2 326 2568	fabien.debarre@euroclear.com

MarketAxess Holdings Inc., General Counsel	299 Park Ave. 10th Floor, New York, New York 10171	+1 212 813 6384	chood@marketaxess.com

with copy (which shall not constitute notice) to:

Ori Solomon Proskauer Rose LLP	Eleven Times Square New York, NY 10036	+1 212 969 2900	osolomon@proskauer.com

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

23.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post, three clear Business Days after the date of posting; and

(C)	if sent by facsimile or e-mail, when despatched.

23.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

23.5	The provisions of this clause shall not apply in relation to the service of Service Documents.

24.	Announcements

24.1	The Seller and Purchaser shall consult in the preparation of a joint press release to be issued at the time of signing of this Agreement.

24.2	Following signing of this Agreement, the Purchaser shall be permitted to file a Form 8-K (and any amendments thereof) with the United States Securities and Exchange Commission disclosing the transactions contemplated in this Agreement and the other Share Purchase Documents. Likewise, Seller shall be permitted to make public disclosures using only such information as disclosed by the Purchaser in filing such Form 8-K or the information contained in the press release referred to in sub-clause 24.1. Except where the parties agree otherwise in writing, all other information regarding the transactions contemplated in this Agreement and the other Share Purchase Documents shall remain subject to the confidentiality restrictions in clause 25.

25.	Confidentiality

25.1	Except as provided in clause 24, each party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement; or

(D)	the other party

and the Purchaser and Seller shall also each treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to the other and their respective Affiliates.

25.2	Notwithstanding the other provisions of this clause, either party may disclose confidential information:

(A)	if and to the extent required by Law;

(B)	if and to the extent required by any securities exchange or regulatory or Governmental Entity or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;

(D)	to its professional advisers, auditors and bankers;

(E)	if and to the extent the information has come into the public domain through no fault of that party; or

(F)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

25.3	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.

26.	Costs and expenses

Except as otherwise stated in any other provision of this Agreement or the other Share Purchase Documents, each party to this Agreement shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the other Share Purchase Documents and all other documents referred to in this Agreement.

27.	Counterparts

27.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

27.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

27.3	The parties may transmit executed copies of this Agreement via email and other electronic means, consistent with applicable Law.

28.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

29.	Contracts (Rights of Third Parties) Act 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any Person who is not a party to this Agreement.

30.	Choice of governing law

This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual is to be governed by and determined in accordance with English law.

31.	Jurisdiction

31.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts.

31.2	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

31.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

32.	Agent for service

32.1	The Seller irrevocably appoints Euroclear UK & Ireland Limited of 33 Cannon Street, London, EC4M 5SB to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

32.2	If the agent at any time ceases for any reason to act as such, the Seller shall appoint a replacement agent having an address for service in England or Wales and shall notify the other party of the name and address of the replacement agent. Failing such appointment and notification, the other party shall be entitled by notice to the Seller to appoint a replacement agent to act on behalf of the Seller. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

32.3	A copy of any Service Document served on an agent shall be sent by post to the Seller. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

33.	Language

33.1	Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

33.2	The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-clause 33.1(B).

Schedule 1

(Conditions to Completion)

1.	Regulatory Condition

1.1	The FSA, in respect of the Purchaser and any other person who will become a controller (as defined in FSMA) of the Company as a result of the transaction contemplated by this Agreement:

(A)	having given notice for the purpose of section 189(4)(a) of FSMA that it has determined to approve the acquisition of control contemplated by this Agreement; or

(B)	having given notice for the purpose of section 189(7) of FSMA that it has determined to approve the acquisition of control contemplated by this Agreement; or

(C)	being treated, by virtue of section 189(6) of FSMA, as having approved the acquisition of control contemplated by this Agreement.

2.	Other Conditions

2.1	There shall be no Order preventing consummation of the transactions contemplated under this Agreement or the other Share Purchase Documents.

Schedule 2

(Completion arrangements)

Part A (Seller’s obligations)

At Completion, the Seller shall:

1.	deliver to the Purchaser or the Purchaser’s Solicitors:

(A)	duly executed transfers in respect of the Shares in favour of the Purchaser or such Person within the Purchaser’s Group as the Purchaser may nominate and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of the Seller or any nominee;

(B)	such waivers or consents as are necessary to enable the Purchaser or its nominees to be registered as holders of the Shares; and

(C)	powers of attorney in the agreed form from the Seller or any nominee to allow the Purchaser to vote shares;

2.	deliver to the Purchaser or the Purchaser’s Solicitors the Tax Covenant, the New Issues Data Agreement, the Letter of Intent Regarding Connectivity and the Transitional Services Agreement, each in the agreed form duly executed by the Seller;

3.	deliver to the Purchaser or the Purchaser’s Solicitors the Cannon Street Sublease duly executed by the Seller unless completion of the Cannon Street Sublease is delayed in accordance with clause 17 (Cannon Street Sublease);

4.	deliver to the Purchaser (or make available to the Purchaser at the registered office of the relevant member of the Group):

(A)	the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of each member of the Group and share certificates in respect of all the issued share capital of each Subsidiary which is owned directly or indirectly by the Company;

(B)	copies (signed by the auditors) of the letters from the auditors of the Company and of each Subsidiary referred to in paragraph 6 of this Schedule; and

(C)	a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of each of the Share Purchase Documents to which it is a party (such copy minutes being certified as correct by the secretary of the Seller) and the performance of the transactions contemplated therein.

5.	procure the present directors and secretary (if any) of each member of the Group (other than any director or secretary whom the Purchaser may wish should continue in office) to resign their offices as such, such resignations to be tendered at the board meetings referred to in paragraph 7 of this Schedule;

6.	if required by the Purchaser procure the present auditors of the Company and each Subsidiary to resign their office as such, such resignations to take effect as at the Completion Date, and to deposit at the registered office of the Company or, as the case may be, the relevant Subsidiary a letter notifying their resignation and containing a statement pursuant to section 519(2) Companies Act 2006 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors;

7.	procure a certificate from an officer of the Seller (without personal liability, other than in the case of fraud or intentional misrepresentation) certifying that the Seller has fulfilled its obligations under sub-clause 10.4; and

8.	procure board meetings of the Company and of each Subsidiary to be held at which:

(A)	in the case of the Company, it shall be resolved that the transfers to take effect as at the Completion Date relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

(B)	each of the Persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct, such appointments to take effect immediately after Completion; and

(C)	the resignations of the directors and secretary (if any) referred to in paragraph 5 of this Schedule shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the relevant member of the Group an acknowledgement executed as a deed that he has no claim against any member of the Group for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which any member of the Group has or could have any obligation to him;

and the Seller shall procure that minutes of each duly held board meeting, certified as correct by the secretary or a director of the relevant company, and the resignations and acknowledgements referred to are delivered to the Purchaser’s Solicitors.

Part B (Purchaser’s obligations)

9.	At Completion, the Purchaser shall:

(A)	pay to the Seller’s Solicitors by way of telegraphic transfer (using the CHAPS system) the Initial Purchase Price payable in respect of the Shares;

(B)	deliver to the Seller’s Solicitors, duly executed by the Purchaser, a counterpart original of the Tax Covenant, the New Issues Data Agreement, the Letter of Intent Regarding Connectivity and the Transitional Services Agreement;

(C)	deliver to the Seller a copy (certified by the secretary or a director of the Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser authorising the execution by the Purchaser of each of the Share Purchase Documents to which it is a party; and

(D)	deliver to the Seller or the Seller’s Solicitors the Cannon Street Sublease duly executed by the Purchaser unless completion of the Cannon Street Sublease is delayed in accordance with clause 17 (Cannon Street Sublease);

Part C (General)

All documents and items delivered at Completion pursuant to this Schedule 2 shall be held by the recipient to the order of the Person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(A)	delivery of all documents and items required to be delivered at Completion in accordance with this Schedule 2 (or waiver of the delivery of it by the Person entitled to receive the relevant document or item); and

(B)	receipt of an electronic funds transfer by the Seller’s Solicitors of an amount equal to the total consideration payable in respect of the Shares in accordance with Part B above,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the Person delivering them and Completion shall be deemed to have taken place.

Schedule 3

(Warranties)

1.	Ownership of the Shares

1.1	The Seller is the sole legal and beneficial owner of the Shares, free from all Liens, and has the full right, power and authority to sell and transfer all the Shares free from any Lien and with full title guarantee.

1.2	There is no Lien on, over or affecting the Shares or any of them or any shares of any member of the Group and there is no agreement or commitment to give or create any and, so far as the Seller is aware, no claim has been made by any Person to be entitled to any.

2.	Capacity of the Seller

2.1	The Seller has the requisite power and authority to enter into and perform this Agreement and each of the other Share Purchase Documents to which it is a party.

2.2	The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under the other Share Purchase Documents will when delivered, constitute binding obligations of the Seller in accordance with their respective terms.

2.3	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the other Share Purchase Documents will not:

(A)	result in a breach of any provision of the memorandum, articles of association, bylaws or similar constitutional document of any member of the Group;

(B)	contravene, conflict with, result in a violation or breach of, constitute a default under, accelerate or cancel any obligation under or give rise to a right by any person to terminate, cancel, modify or amend any instrument to which any member of the Group is a party or by which any member of the Group or any assets of any member of the Group is bound;

(C)	result in a breach of any Law, order, judgment or decree of any court or Governmental Entity to which the Seller is a party or by which any member of the Group is bound;

(D)	give any Governmental Entity the right to revoke, withdraw, suspend, cancel or terminate any Permit held by any member of the Group;

(E)	result in the imposition or creation of any Lien on or with respect to any assets or property owned, leased or used by any member of the Group; or

(F)	require the consent of its shareholders or any other Person (other than the FSA).

2.4	Save as disclosed, no member of the Group has incurred or will incur, directly or indirectly, any liability or obligation for brokerage or finders’ fees or agents’ commissions or similar charges in connection with this Agreement or the other Share Purchase Documents or any of the transactions contemplated therein.

2.5	There are no:

(A)	judgments, orders, injunctions or decrees of any Governmental Entity or court or arbitration tribunal outstanding against or affecting any member of the Group;

(B)	Actions pending or, to the knowledge of Seller, threatened against or affecting any member of the Group; or

(C)	investigations by any Governmental Entity which are pending or threatened against any member of the Group and which, in any such case, will have an adverse effect on the ability of Seller, its representatives or agents to execute and deliver, or perform, their obligations under this Agreement or any other Share Purchase Document.

3.	Group structure and corporate matters

3.1	Each member of the Group is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power and authority under its memorandum and articles of association to conduct its business and to own, lease and operate its assets and properties.

3.2	The Shares, and all of the shares of each member of the Group, have been duly authorised, validly issued and allotted and are fully paid up.

3.3	There is no agreement, commitment or arrangement (other than this Agreement) pursuant to which any person has or may in the future have the right (exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any of the Shares or shares of any member of the Group (including by way of option or under any right of conversion or pre-emption), nor is there any voting agreement, proxy or other agreement, commitment, arrangement or understanding with respect to voting any of the Shares or the shares of any member of the Group.

3.4	The Shares constitute the whole of the issued and allotted share capital of the Company.

3.5	Part B of Attachment 1 (Basic Information about the Subsidiaries) lists all the Subsidiaries of the Company and no member of the Group has any interest in any other body corporate or other entity or undertaking which is not a member of the Group and so listed. The Company is the sole legal and beneficial owner of every share in the capital of each Subsidiary.

3.6	The information given in Part A of Attachment 1 (Basic information about the Company) and Part B of Attachment 1 (Basic information about the Subsidiaries) is true and accurate in all respects.

3.7	The copies of the memorandum and articles of association of each member of the Group which are attached to the Disclosure Letter are complete and accurate in all respects and fully set out the rights and restrictions attaching to each class of share capital of the member of the Group to which they relate, and such copies include a copy of every resolution or agreement referenced in section 29 of the Companies Act of 2006.

3.8	The statutory books (including all registers and minute books but, for the avoidance of doubt, excluding the accounting records) of each member of the Group have been properly kept in accordance with applicable Law, are not inaccurate in any material respect and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.9	Each Subsidiary is a dormant company as such term is defined in section 1169 of the Companies Act 2006, at no time have they traded since their incorporation and they have no liabilities whether actual or contingent.

4.	Financial matters

4.1	The Accounts:

(A)	comply with the requirements of the Companies Act 2006;

(B)	have been prepared under the historical cost convention and in accordance with IFRS;

(C)	have been prepared in a manner consistent with the financial statements of the Company for the accounting periods ending on 31 December 2009 and 31 December 2010; and

(D)	show a true and fair view of the assets and liabilities of the Company at the Accounts Date and of the profits or losses of the Company for the accounting period ended on that date.

4.2	The Management Accounts:

(A)	have been prepared using the same accounting principles used generally in the preparation of the Accounts of the Company;

(B)	save as disclosed, are not affected by any extraordinary or exceptional items; and

(C)	fairly reflect the activities of the Company for the periods to which they relate.

4.3	The Accounts and the Management Accounts are based upon the books and records of the Company. Such books and records are maintained in compliance with all applicable laws and with due care and attention.

4.4	The Company has in place systems and processes that are customary for a similarly situated company within the industry and are designed to provide reasonable assurances regarding the reliability of the books and records of the Company.

5.	Events since the Accounts Date

5.1	Since the Accounts Date:

(A)	there has been no Material Adverse Change;

(B)	the business of each member of the Group and the Group as a whole have been carried on in the normal course so as to maintain each member of the Group as a going concern;

(C)	up until and including 30 September 2012, each member of the Group has maintained rates of profitability not less than the rates of profitability for the corresponding months in the financial year ended on the Accounts Date;

(D)	except in the ordinary course of business, no member of the Group has made or agreed to make any material payment or entered into any transaction or commitment or incurred any material liability;

(E)	no resolution in general meeting or written resolution of the shareholders of any member of the Group has been passed other than resolutions relating to the routine business of annual general meetings, including with respect to any amendment to the memorandum and articles of association or other constitutional documents;

(F)	no member of the Group has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than in the ordinary course of business;

(G)	no change in the accounting reference period of any member of the Group has been made;

(H)	up until and including the date of this Agreement, there has been no change of Laws, no revocation or change in any contract or permit or right to do business which has resulted, or could reasonably be expected to result, in a material adverse change in the operations or financial position of the Company;

(I)	no member of the Group has authorised or issued any distributions or declared or paid any dividend upon or with respect to any of its capital stock or other equity interests, nor has any member of the Group redeemed, purchased or otherwise acquired, or issued or sold, any of its capital stock or other equity interest;

(J)	up until and including the date of this Agreement, no member of the Group has offered or agreed to offer any material price reductions, discounts or rebates to any of the 25 largest broker-dealer customers or clients (by revenues generated by the Company in the most recently completed fiscal year or the current fiscal year up until and including 30 September) not otherwise reflected in the Accounts or set forth in the Disclosure Letter;

(K)	no member of the Group has incurred any fines or penalties for failing to pay its creditors within the times agreed with them and there has been no change in the manner or timing of the invoicing or debt collection of any member of the Group;

(L)	up until and including the date of this Agreement, no customer, client, vendor or supplier that paid to or received from the Company more than £100,000 in 2011 or would reasonably be expected to pay to or receive from the Company more than £100,000 in 2012 has indicated to the Group its intention to materially and adversely vary the terms on which it does business with the Group for any reason; and

(M)	there has been no change in any compensation arrangement or agreement with any Senior Employee or director, other than in the ordinary course of business.

5.2	No member of the Group has any Liabilities except those specifically provided for in the Accounts or Management Accounts or incurred in the normal course of business.

6.	Contracts and commitments

6.1	All Material Contracts entered into outside the ordinary course of business on or prior to the date of this Agreement are included in the Data Room.

6.2	Save as disclosed, no member of the Group is a party to, nor are the assets of any member of the Group bound by:

(A)	any agency, distributorship or management agreement other than an agreement entered into in the ordinary course of business which, in any event, is not material;

(B)	any contract or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit;

(C)	any confidentiality or non-disclosure agreement other than agreements entered into in the ordinary course of business with prospective or actual clients or suppliers;

(D)	any partnership, joint venture agreement, consortium, trade association or society or any other arrangement or any agreement under which it participates with any other Person in any business;

(E)	any contract or arrangement which relates to matters not within the ordinary course of business of that member or is not entirely on arms’ length terms;

(F)	any Material Contract entered into on or prior to the date of this Agreement;

(G)	any modification to any Material Contract entered into on or prior to the date of this Agreement not in written, executed form;

(H)	any contract providing for the payment of money or provision of benefits to a Senior Employee or director of any member of the Group or any of their respective Affiliates;

(I)	any stock option plan or similar arrangement or understanding to provide employees, directors, consultants or others equity interests of any member of the Group as compensation or consideration for services;

(J)	any contract or arrangement which is expressed to be of three years or greater duration excluding, for the avoidance of doubt, all agreements relating to Intellectual Property;

(K)	any contract or arrangement which can be terminated or altered by another party in the event of any change in the underlying ownership or control of that member; or

(L)	apart from contracts entered into in good faith in the ordinary course of business, any contract or arrangement the terms of which will or could reasonably be expected to prevent the Purchaser from enjoying the full benefit of this Agreement.

6.3	No member of the Group is in material breach of any Material Contract and, to the Seller’s knowledge, no breach of any Material Contract has been alleged by any third party.

6.4	No contract or arrangement to which any member of the Group is a party, nor such member’s obligations under such contract, infringe any applicable laws or, so far as the Seller is aware, Order.

6.5	Except as set forth in the Disclosure Letter, there are currently no agreements, contracts, arrangements or commitments between any member of the Group, on the one hand, and any member of the Retained Group or any director, executive officer or shareholder of any member of the Retained Group, on the other hand.

7.	Powers of attorney

No member of the Group has given any power of attorney or other written authority which is still outstanding or effective to any Person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

8.	Insurances

8.1	Each member of the Group is and has in the four years prior to the date of this Agreement been fully covered by valid insurances against all usual risks.

8.2	A summary of the insurance policies in respect of which any member of the Group has an interest is attached to the Disclosure Letter. All such policies are in full force and effect and are not void or voidable, all premiums due under such policies have been paid to date, and no individual or related claims for amounts in excess of £10,000 are outstanding.

8.3	No member of the Group has taken any action or omitted to take any action which has or could make any such policy void or voidable.

9.	Trading

Neither in the financial period ending on the Accounts Date nor in the period commencing on the Accounts Date and ending on the date of this Agreement has any Person (or any Person together with other Persons connected with him) purchased from or sold to any member of the Group more than 5 per cent. of the aggregate amount of all sales or purchases made by that member during such period.

10.	Bank borrowings

10.1	The total amount borrowed by each member of the Group from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the relevant member’s articles of association or any contract or agreement with any third party.

10.2	No event which is an event of default under or any material breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Group or would entitle any third party to call for repayment prior to normal maturity has occurred or so far as Seller is aware, has been alleged.

11.	Insolvency

11.1	No order has been made and no resolution has been passed for the winding up of any member of the Group or for a provisional liquidator or manager to be appointed in respect of any member of the Group; no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Company or any of the members of the Group; and, so far as the Seller is aware, no petition has been presented for the purpose of winding up any member of the Group.

11.2	No administration order has been made and, so far as the Seller is aware, no petition or application for such an order has been made or presented and no administrator has been appointed and, so far as the Seller is aware, no procedure has been commenced with a view to the appointment of an administrator in respect of any member of the Group.

11.3	No receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of any member of the Group or all or any of its assets, nor has any power of sale or power to appoint a receive or manager under the terms of any mortgage, charge or other security in respect of all or any assets of any member of the Group become exercisable.

11.4	So far as the Seller is aware, no composition or similar arrangement with creditors including, but not limited to a voluntary arrangement has been proposed under Part 1 Insolvency Act 1986 in respect of any member of the Group.

11.5	No member of the Group is, nor has admitted itself to be, insolvent or unable to pay its debts as they fall due, nor has any member of the Group stopped paying its debts as they fall due. No statutory demand has been served on any member of the Group which has not been paid in full or been withdrawn.

11.6	No loan capital, borrowings or interest is overdue for payment by any member of the Group and no other material obligation or indebtedness of any member of the Group is overdue for performance or payment and no creditor of any member of the Group has taken any steps to enforce any debt or other sum owed by such member of the Group.

11.7	No unsatisfied judgment is outstanding against any member of the Group.

12.	Regulatory and Compliance

12.1	All Permits (the absence of which would have an adverse effect, in any material respect, on the business of the Group taken as a whole) required for or in connection with the carrying on of the business now being carried on by any member of the Group are owned or held by the relevant Group entity and are in full force and effect;

12.2	No notice has been received by any member of the Group or the Retained Group that any such Permit is likely to be revoked, suspended, cancelled, modified or not renewed (in whole or in part); and

12.3	The members of the Group have in all material respects carried on their business in accordance with their respective memoranda and articles of association, by-laws or other equivalent constitutional documentation and all relevant Laws and regulations during the twelve (12) months prior to the date of this Agreement and no member of the Group is in material default of any applicable Laws.

12.4	To the Seller’s best knowledge, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation (whether as a result of the entry into or completion of this Agreement or otherwise) of any of the Permits referenced in paragraph 12.1 above.

12.5	All material papers, filings, reports, data, returns, notifications and accounts and other information and applications required by any applicable Laws or as a condition of any Permit to be made or given to any person or Regulatory Authority in connection with the business of the members of the Group have been made or given to the appropriate person or Regulatory Authority.

12.6	All necessary registrations of individuals with any relevant Regulatory Authority have been maintained by the Group and no such individual has been disqualified pursuant to any applicable Laws.

12.7	Save for as disclosed, no written complaints, warnings or notices (whether formal or informal) have been made against or addressed to the Group by any customer, counterparty or any Regulatory Authority in respect of which the Group has any outstanding material liability in the period of 3 years prior to the date of this Agreement.

12.8	The Group has such administration and other back office systems or arrangements (including, as applicable, arrangements with third party service providers) as are reasonably necessary for the operation of the businesses conducted by the Group in the manner in which such businesses are carried on at the date of this Agreement and, so far as Seller is aware, there are no outstanding defects or problems in relation to such systems or arrangements which would materially affect the ability of the Group to conduct any such businesses in all material respects in accordance with any applicable contractual obligations or applicable Laws.

13.	Litigation

13.1	Save as disclosed, no member of the Group is subject (including where it is so subject on a vicarious basis) to any outstanding order or decree of any court or tribunal, and no such Person (including such member) is engaged, or has been engaged in the last three years, in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise, other than in respect of the collection of debts in the ordinary course of business.

13.2	So far as the Seller is aware, no material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Group is threatened and there are no facts or other circumstances which will or could reasonably be expected to give rise to or result in any such litigation, arbitration or other dispute resolution process or administrative or criminal proceedings.

14.	Data protection

14.1	A copy of the registration of the Company under the Data Protection Act 1998 is attached to the Disclosure Letter

14.2	No member of the Group has received a notice from the Information Commissioner alleging breach by it of the Data Protection Act 1998.

14.3	No individual has been awarded compensation from any member of the Group under the Data Protection Act 1998.

14.4	No order has been made against any member of the Group for the rectification, blocking, erasure or destruction of any data under the Data Protection Act 1998.

14.5	No warrant has been issued under Schedule 9 of the Data Protection Act 1998 authorising the Information Commissioner (or any of his or her officers or servants) to enter any of the premises of any member of the Group.

15.	Competition

15.1	No member of the Group is or has been a party to any agreement which:

(A)	infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or

(B)	infringes section 2 or section 18 of the Competition Act 1998.

15.2	No member of the Group has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from the Office of Fair Trading, the Competition Commission or the European Commission under UK or EC competition legislation where such undertaking, order, investigation or request for information is likely to cause a material loss or liability to the Company.

16.	Ownership of assets

16.1	All of the assets (other than Property) included in the Accounts or acquired by any member of the Group since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) are owned both legally and beneficially by the relevant member of the Group and each of those assets capable of possession is in the possession of the relevant member of the Group (save where in the possession of a third party in the normal course of business).

16.2	No Lien (other than a Lien arising by operation of Law in the ordinary course of trading which does not materially impair the use of any assets) on, over or affecting the whole or any part of the undertaking or assets used by any member of the Group in its business as conducted as of the date of this Agreement or any asset necessary for the continued operation of that business (including any investment in any other member of the Group) is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any Person to be entitled to any such Lien.

16.3	The assets owned by the Group, the assets to which the members of the Group have valid rights under binding agreements with Persons other than members of the Retained Group, and the assets to which the Group will have rights pursuant to the Transition Services Agreement are collectively, excluding, for the avoidance of doubt, any Intellectual Property and know how, sufficient to enable each member of the Group to conduct its business in the ordinary course in the same manner conducted as of the date of this Agreement and as of the Completion Date.

16.4	Each member of the Group is only owed money as an original creditor and is not owed any money other than trade debts incurred in the ordinary course of the business. No amounts are presently owing to any member of the Group as a result of any loan or advance made by such member of the Group (other than credit extended in the ordinary course of business) and no member of the Group has agreed to make any such loan or advance.

16.5	All accounts receivable of each member of the Group (a) represent valid obligations arising from bona fide transactions arising in the ordinary course of such member’s business, and (b) are current and, so far as Seller is aware, not subject to setoffs or counterclaims. From the Accounts Date up until and including the date of this Agreement, no member of the Group has received any notice from any customer or client that such customer or client does not intend to pay any account receivable.

17.	Intellectual Property and Information Technology

17.1	Details of all Intellectual Property owned by any member of the Group, which are the subject of an application or a registration, are set out in the Disclosure Letter (including, for each such item of Intellectual Property, the applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable). A member of the Group is the sole legal and beneficial owner of the Intellectual Property disclosed under this paragraph 17.1.

17.2	All renewal and other official registry fees required to be paid as at the date of this Agreement in respect of the rights disclosed pursuant to paragraph 17.1 have been paid and, so far as the Seller is aware, all such registered Intellectual Property is valid, subsisting and enforceable.

17.3	A list of all material licences of Intellectual Property granted to or by any member of the Group, which licences are in full force and effect, is set out in the Disclosure Letter.

17.4	No member of the Group nor, so far as the Seller is aware, any other party is in material breach of any of the licences disclosed pursuant to paragraph 17.3.

17.5	So far as the Seller is aware, the Group exclusively owns or has the right to use all of the Intellectual Property, Information Technology and Business Information that each member of the Group uses in connection with, or is otherwise necessary for, conducting the Business in the manner currently conducted. The Intellectual Property owned by each member of the Group is free from Liens (other than licences entered into in the ordinary course of business).

17.6	No litigation is pending or, so far as the Seller is aware, threatened that challenges the validity, enforceability, registration or ownership of any Intellectual Property, Information Technology or Business Information owned by any member of the Group. So far as the Seller is aware, no litigation is pending or threatened that challenges the validity, enforceability, registration or ownership of any Intellectual Property, Information Technology or Business Information used by any member of the Group.

17.7	So far as the Seller is aware, no third party is infringing any Intellectual Property, Information Technology or Business Information owned by any member of the Group.

17.8	So far as the Seller is aware, the activities of the Group do not infringe the Intellectual Property of any third party. No litigation is pending or, so far as the Seller is aware, threatened to the effect that any activity of the Group infringes any Intellectual Property of any third party.

17.9	No member of the Group has disclosed any trade secrets or other confidential Business Information to any third party or its employees, other than under a written obligation of confidentiality and the Group has taken reasonable measures to protect their ownership of, and rights in, such trade secrets or other confidential Business Information. There has been no unauthorised access to such trade secrets or other confidential Business Information.

17.10	There has been no material disruption to the commercial activities of the Group (taken as a whole) in the one year prior to the date of this Agreement which has been caused by any failure or breakdown of any material information technology used by the Group.

17.11	The Domain Names are the only domain names used by the Company and no member of the Retained Group is the registrant or applicant for registration of any other domain name comprising or including the Xtrakter Marks or otherwise used or held for use in connection with the Business. All renewal fees, required to be paid on the date of this Agreement, in respect of the Domain Names have been paid

17.12	Each member of the Group has, in accordance with industry standard practices, taken reasonable steps to protect the security of its Information Technology, databases, systems, networks, and Internet sites and information and, so far as the Seller is aware, there has been no unauthorised access to or breach of the foregoing.

18.	Property

18.1	The Relevant Properties are the only Properties owned, used or occupied by any member of the Group or in which any member of the Group has an interest.

18.2	The information set out in Attachment 2 (Relevant Properties) is true and accurate in all respects.

18.3	The Property Owner owns each Relevant Property both legally and beneficially with full right to convey the same, subject to the terms of the Leases.

18.4	The Property Owner has under its control all of the title deeds or register entries and documents necessary to prove its title to each Relevant Property.

18.5	No Person other than the Property Owner has, or (subject to the terms of this Agreement) will have any right to possession, occupation or use of the Relevant Properties. No other Person has provided the Property Owner, Seller or any member of the Group with any kind of notice claiming otherwise.

18.6	There is no circumstance which would entitle any third party to exercise a right of power of entry or to take possession, which would adversely restrict the continued possession, enjoyment or existing use of the Relevant Properties.

18.7	There are no mortgages, charges or other Liens, legal or equitable, fixed or floating, affecting the Relevant Properties and no Person has or claims any Lien on the Relevant Properties or their documents of title, other than those registered at the Land Registry against the relevant register.

18.8	The rent and all other sums payable under the Leases have been paid to date, all material covenants and conditions contained in the Leases whether on the part of the landlord or the tenant have been observed and performed to date and no material breaches have been waived or acquiesced.

18.9	So far as the Seller is aware, all statutes, orders or regulations affecting the Relevant Properties have been observed in all material respects.

18.10	There are no pending Actions in respect of the Relevant Properties, nor has the Seller or any member of the Group received any notice threatening any Action.

19.	The Environment, health and safety

19.1	The Group is currently complying, and has at all times within the past three years complied, in all material respects, with all EHS Laws including obtaining and complying with any Permit required under EHS Laws in relation to the Relevant Properties.

19.2	No outstanding EHS Matters have arisen at any Relevant Properties which are reasonably likely to give rise to any material Liabilities for any member of the Group under EHS Laws.

19.3	For the past three years, there has been, and there is currently pending, no Action against any member of the Group under EHS Laws, and none has been threatened in writing.

20.	Employment

20.1	A list of the names, job titles, basic salary and start dates of employment or service of every Secondee and every employee and consultant of the Company as of the date of this Agreement are set out in the Disclosure Letter.

20.2	Short details of any benefit received by any Senior Employee otherwise than in cash and of any benefits which are related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime), are set out in the Disclosure Letter. No employee, Secondee or consultant is entitled to any other or additional material non-cash benefit or any other benefits which are related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime) and no member of the Group, nor any Secondee Employing Entity in respect of the Secondees, has committed to provide any such additional benefit to any person in the future.

20.3	A list of those employees currently on secondment, out of the Company, or who are on maternity or other long-term absences, in each case as of the date of this Agreement, are provided in the Disclosure Letter.

20.4	As of the date of this Agreement, there are no outstanding offers of employment or engagement made by the Company and no person has accepted such an offer but not yet taken up the position.

20.5	The contract of employment or service of each Secondee, employee or consultant of each member of the Group may be terminated by the relevant company without damages or compensation (other than that payable by statute) by giving at any time no more than six months notice.

20.6	No employee or Secondee has any entitlement conditional upon the sale of the Shares (or any other provision of this Agreement) entitling any such person to resign without notice or to treat himself as dismissed or released from any other obligation or to receive any payment, additional period of notice or other benefit.

20.7	Since the Accounts Date no material change has been made to the emoluments or other terms of engagement of any Senior Employee of the Company, except for increases in emoluments made in accordance with normal Company practice, and no negotiations are currently being conducted regarding any such change. Except as set forth in the Disclosure Letter, neither the Company nor, so far as the Seller is aware, any employee, Secondee or consultant, has given written notice to terminate the employment or consulting relationship, as applicable, between them.

20.8	Neither the Seller nor any other member of the Group, nor any Secondee Employing Entity in respect of the Secondees, has received written notice of any existing claims in relation to the Company or any other member of the Group or any Secondee Employing Entity by or in respect of any employee or former employee or Secondee in respect of his employment.

20.9	There is no obligation or amount due to or in respect of any employee, Secondee or consultant of the Company in connection with his employment or service, which is in arrears or unsatisfied at the date of this Agreement (other than his normal salary or fee for the month current).

20.10	No trade union, works council, staff association or other body representing employees is recognised by the Company or Secondee Employing Entity in respect of the Secondees in any way for bargaining, information or consultation purposes, and details of any collective agreements with any such representative bodies to which the Company or Secondee Employing Entity (in respect of the Secondees) is a party have been disclosed. For the past three years, no member of the Group has been involved in any strike, lock out, go-slow, work-to-rule or other form of industrial dispute and, so far as Seller is aware, there are no facts or circumstances which might lead to any such industrial dispute.

20.11	During the last three years, the Company (or the relevant Secondee Employing Entity) has complied in all material respects with all applicable contracts of employment and all applicable Laws relating to its employees and the Secondees.

20.12	The Company (or the relevant Secondee Employing Entity) has complied with the Immigration, Asylum and Nationality Act 2006 and has obtained all applicable sponsorship licences, and all necessary proofs of identity and immigration status in relation to the employees and the Secondees for the purposes of the Immigration, Asylum and Nationality Act 2006.

20.13	During the past twelve months, no contractor, sub-contractor, consultant or other independent contractor of any member of the Group, so far as the Seller is aware, is or has been (for the purposes of the employment Laws of either the U.K. or the United States) an employee of a member of the Group at any time, nor has any written allegation that that is or may be the case been made to the Company.

21.	Pensions

21.1	Other than the Pension Schemes and any scheme provided by the State: there is no obligation, agreement or arrangement (whether funded or unfunded) which the Company (or in respect of any Secondee, the relevant Secondee Employing Entity) contributes to or has contributed to or may become liable to contribute to or is or has become or may become liable to satisfy under which benefits are payable on retirement, death (whether accidental or not), disability, the attainment of a specified age or the termination of employment in excess of statutory entitlements. Neither the Company, nor any Secondee Employing Entity in respect of the Secondees, participates in or contributes to any retirement benefits scheme other than the Pension Schemes.

21.2	The Pension Schemes are registered schemes for the purposes of Part 4 of the Finance Act 2004 and, so far as the Seller is aware, there is no reason why such registration might be withdrawn or might cease to apply.

21.3	Neither the Company (nor any Secondee Employing Entity) has any liability to make any payment to the Pension Schemes which are due at the date of this agreement, but remain unpaid (other than employer contributions for the month current).

21.4	So far as the Seller is aware, the Company and the relevant Secondee Employing Entity in respect of each Secondee has, in relation to the Pension Schemes, at all times complied in all material respects with the trusts, powers and provisions of the Pension Scheme documentation and the general requirements of trust law.

21.5	Neither the Company nor any member of the Group nor any Secondee Employing Entity nor, so far as the Seller is aware, the Pension Schemes are party to any proceedings which relate to the provision of any benefits under the Pension Schemes for or in respect of persons employed by or formerly employed by any member of the Group or any of the Secondees. In this paragraph, “proceedings” means any litigation, or investigation or determination by the Pensions Ombudsman or the Pensions Regulator.

21.6	Neither the Company nor any Secondee Employing Entity, has ever been issued with a restoration order, a contribution notice or financial support direction in relation to the Pension Schemes or any other pension arrangement under Section 38, 43 or 52 of the Pensions Act 2004. Each member of the Group has complied with its material obligations under section 3 of the Welfare Reform and Pensions Act 1999.

22.	The Accounts and Tax

22.1	The Company has no liability in respect of Tax (whether actual or contingent):

(A)	in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

(B)	referable to transactions effected on or before the Accounts Date that is not disclosed or provided for in the Accounts.

22.2	The amount of the provision for deferred Tax in respect the Company contained in the Accounts was, at the Accounts Date, adequate and in accordance with accounting practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on the Company.

22.3	If all facts and circumstances which are now known to the Company or the Seller had been known at the time the Accounts were drawn up, the provision for deferred Taxation that would be contained in the Accounts would be no greater than the provision which is so contained.

23.	Tax events since the Accounts Date

Since the Accounts Date:

(A)	the Company has not declared, made or paid any distribution within the meaning of CTA 2010;

(B)	no accounting period of the Company has ended;

(C)	there has been no disposal of any material asset (including trading stock) or making of any provision in a transaction or series of transactions (including any financing arrangement or licensing of intangible property) in circumstances where the consideration actually received or receivable (if any) for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

(D)	no event has occurred which will give rise to a Tax liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another Person, (other than any other member of the Group);

(E)	no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Tax which should have been included in the provision for deferred Tax contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

(F)	The Company has not made any payment or incurred any obligation to make a payment (in either case in excess of £50,000) which will not be deductible in computing trading profits for the purposes of corporation Tax, or be deductible as a management expense of a company with an investment business;

(G)	The Company has not paid or become liable to pay any interest or penalty in connection with any Tax and the Company is not liable to pay any Tax the due date for payment of which has passed nor will the Company become liable to pay any Tax the due date for payment of which will arise in the 30 days after the date of this Agreement.

24.	Tax returns, disputes, records and claims, etc.

24.1	So far as the Seller is aware the Company has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all material information required to be supplied, to any Tax Authority within the last six years.

24.2	So far as the Seller is aware there is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding liability or potential liability to any Tax recoverable from any the Company or regarding the availability of any relief from Tax to the Company.

24.3	So far as the Seller is aware the Company has sufficient records relating to past events to calculate the Tax liability which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by the Company or acquired by the Company since that date but before Completion.

24.4	The Company has duly submitted all claims and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Accounts.

24.5	The amount of Tax chargeable on the Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority or any treatment which has or could be construed as State Aid.

24.6	The Company has not been party to any transaction forming part of notifiable arrangements (as defined for the purposes of Part 7 Finance Act 2004 (Disclosure of Tax Avoidance Schemes)).

24.7	The Company has not received any notice from any Tax Authority which required or will or may require the Company to withhold Tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

24.8	The Company has not made any election under paragraph 6 of the Loan Relationships and Derivative Contracts (Disregard and Bringing into Account of Profits and Losses) Regulations 2004.

25.	Stamp Taxes

25.1	All documents which are required to be stamped, which are in the possession of the Company and by virtue of which the Company has any right have been duly stamped.

25.2	Since the last Accounts Date the Company has not incurred any liability to stamp duty reserve tax.

25.3	Since the Accounts Date the Company has not incurred any liability to pay stamp duty land tax.

26.	VAT

26.1	The Company is registered for the purposes of VATA 1994 and has, so far as the Seller is aware, for the last six years complied in all material respects with the terms of the VATA 1994.

26.2	Since 30 April 2009 the Company has not been treated as a member of a group under section 43 VATA 1994 and no application is pending as at the date of this Agreement for the Company so to be treated.

27.	Instalment payments, etc.

27.1	The Disclosure Letter contains full details of all instalment payments required to be made by the Company under the Instalment Payments Regulations since the Accounts Date and of all repayments claimed by the Company under the Instalment Payments Regulations since the Accounts Date, all such payments or repayments have been duly made or received, and the computation of each such payment or claim for repayment took full and proper account of all relevant estimates and other information available to the Company at the time when any such payment was required to be made or (as the case may be) at the time when any such claim for repayment was submitted to the Inland Revenue or HMRC.

28.	Replacement of business assets

Particulars of each claim under sections 152 or 153 TCGA 1992 made prior to the date of this Agreement to which section 154 TCGA 1992 applies and which affects any asset which was owned by the Company on or after the Accounts Date have (except where the held over gain is treated as having accrued prior to the Accounts Date) been disclosed in the Disclosure Letter.

29.	Close company

29.1	Immediately prior to the entering into of the Agreement, the Company was not a close company as defined in CTA 2010.

29.2	The Company does not have outstanding any loan to which the provisions of Chapter 3 of Part 10 CTA 2010 would apply (loans to participators etc.).

29.3	The Company is not a close investment-holding company as defined in section 34 CTA 2010.

30.	Non deductible revenue outgoings

The Company is not under any obligation to make any future payment (in excess of £50,000) which will be prevented (whether on the grounds of being a distribution or for any other reason) from being deductible for corporation Tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income or as a non trading debit under Part 5 CTA 2009 (loan relationships), by reason of any statutory provision, other than section 53 CTA 2009 (capital expenditure).

31.	Deductions and withholdings

During the last six years, the Company has made all deductions in respect, or on account of, any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

32.	Intra group transactions

The Company has not, at any time within the last six years, acquired any asset from any other company (including another member of the Group) which was, at the time of the acquisition, a member of the same group of companies as that member for the purposes of any Tax.

33.	Residence

So far as the Seller is aware, the country which is given in Part A of Attachment 1 (Basic Information about the Company) or Part B of Attachment 1 (Basic Information about the Subsidiaries) as the Tax residence of the Company or any other member of the Group is the only country whose tax authorities seek to charge Tax on the worldwide profits or gains of the Company or that member of the Group and for the last six years, no member of the Group has paid Tax on income profits or gains to any Tax Authority in any other country except that mentioned in Part A of Attachment 1 (Basic Information about the Company) or Part B of Attachment 1 (Basic Information about the Subsidiaries).

34.	Group arrangements

34.1	The Company is the beneficial owner of all the shares in each Subsidiary and no such shares are held such that any profit on the sale of those shares would be a trading receipt.

34.2	So far as the Seller is aware, there are no circumstances by virtue of which any of the provisions of Chapter 5 of Part 5 CTA 2010 would prevent each member of the Group being treated as a member of the same group of companies as each other such member for the purposes of Part 5 CTA 2010 for any Accounting Period commencing on or before the date of this Agreement.

34.3	The Company has not entered into any arrangements with HMRC or the Inland Revenue within the meaning of section 36 Finance Act 1998.

Schedule 4

(Limitations on the Seller’s liability)

In this Schedule 4, unless otherwise specified, “Consideration” means £26,000,000.

1.	Limitation on quantum and general

(A)	The Purchaser shall not be entitled to damages or other payment in respect of any claim or claims under any of the Warranties in respect of any individual claim (or series of related claims with respect to related facts or circumstances):

(i)	for less than £35,000 (excluding interest and costs) (and for this purpose, all claims arising out of the same event, fact, matter or circumstance shall be treated as a single claim); or

(ii)	unless and until the aggregate amount of all such claims for which the Seller is liable (taking no account of those referred to in (i) above) exceeds £500,000, but once the aggregate amount of all such claims has exceeded such sum, the Seller shall be liable under the Warranties in respect of the full amount of all such claims and not only the amount by which such sum is exceeded.

For the purposes of establishing whether any claim falls to be notified under paragraph 2 below all amounts available for set off or otherwise liable to be deducted from the amount of such claim by virtue of the operation of the subsequent paragraphs of this Schedule shall first be taken into account in order to determine whether the amount of the claim exceeds the thresholds in this sub-paragraph 1(A).

(B)	The total aggregate liability of the Seller under this Agreement (including all legal and other costs and expenses) shall not in any event exceed an amount equal to 25 per cent. of the Consideration, except in relation to the covenants given by the Seller under this Agreement to the extent they apply after the Completion Date, in which case no such limit shall apply.

(C)	Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

(D)	The Purchaser agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of the Seller or the Retained Group or any employee of a member of the Group on whom it may have relied before agreeing to any term of this Agreement and any other agreement or document entered into pursuant to this Agreement or entering into this Agreement or any such other agreement. For the avoidance of doubt, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this sub-paragraph 1(D).

(E)	Notwithstanding anything to the contrary herein, except for the time limitations set forth in sub-paragraph 2(i), the provisions of this Schedule shall not operate to limit the liability of the Seller pursuant to the Tax Covenant.

(F)	Without prejudice to clause 23 (Entire agreement) the Purchaser acknowledges and agrees that the Seller does not give or make any warranty as to the accuracy of the forecasts, estimates as to the future (no matter when made), projections, statements of intent or statements of honestly expressed opinion provided to the Purchaser (however so provided) on or prior to the date of this Agreement, including in the Disclosure Letter or the information supplied to or made available to the Purchaser during its due diligence exercise.

(G)	The financial limitations contained in sub-paragraphs 1(A) and 1(B) above shall not apply in the event of any fraudulent act, fraudulent omission, or intentional misrepresentation of the Seller in the giving of the Warranties and/or preparation of the Disclosure Letter nor shall such limitations apply in respect of any claim under the Warranties at paragraph 1 (Ownership of the Shares), paragraph 2 (Capacity of the Seller), sub-paragraphs 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.9 (Group Structure and Corporate Matters) or paragraph 11 (Insolvency) of Schedule 3 (Warranties).

(H)	No claim shall lie against the Seller under the Warranties to the extent that within 30 days following receipt of notification thereof under paragraph 2 the matter giving rise to such claim is remedied to the reasonable satisfaction of the Purchaser without cost or disruption to the Purchaser’s Group.

(I)	Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Purchaser of any common law or other duty to mitigate any loss or damage including enforcing against any person (other than the Seller) any rights any member of the Purchaser’s Group has or may have in respect of the fact, matter or circumstance giving rise to the claim.

(J)	The Purchaser shall give to the Seller access to all such information and documentation within the possession or control of the Purchaser’s Group as the Seller may reasonably require to enable it to satisfy itself as to whether any breach of the Warranties notified pursuant to paragraph 2 below shall have occurred.

2.	Time limits for bringing claims

No claim shall be brought against the Seller in respect of any of the Warranties or under the Tax Covenant unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser’s good faith calculation of the loss thereby alleged to have been suffered by it or the relevant member of the Purchaser’s Group) on or prior to:

(i)	in respect of any claims under the Tax Warranties or the Tax Covenant, the later of 4 p.m. on the date falling three months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority or, if there is no such period or if such period is shorter than seven years, on or before one month after the seventh anniversary of the Completion Date; or

(ii)	in respect of any other claims under the Warranties, 30 June 2014;

PROVIDED THAT the liability of the Seller in respect of such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within nine months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

3.	No Liability for Contingent or Non-Quantifiable Claims

If any breach of the Warranties arises by reason of some liability of any member of the Group or the Purchaser which, at the time such breach or claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified.

4.	Third party claims

(A)	Upon the Purchaser or any member of the Purchaser’s Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim in respect of any of the Warranties (other than the Tax Warranties and excluding any claim for which the Purchaser would not be reasonably expected to be entitled to any damages or other payment as a result of the limitation set out in sub-paragraph 1(A)(ii) above), the Purchaser shall and shall procure that the appropriate member of the Purchaser’s Group shall:

(i)	as soon as practicable notify the Seller by written notice;

(ii)	subject to the Seller agreeing to be solely responsible for indemnifying the Purchaser or the relevant member of the Purchaser’s Group in a form reasonably satisfactory to the Purchaser against any Liability or Loss which may be properly incurred thereby, promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request and the relevant member of the Purchaser’s Group shall take such commercially reasonable action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(iii)	at the request of the Seller, subject as provided in sub-paragraph 4(A)(ii), and so long as (x) the third party claim involves only a claim for money damages and no other relief and (y) the Seller conducts the defense of the third party claim actively and diligently, allow the Seller to take the sole conduct of such actions as the Seller may deem appropriate in connection with any such assessment or claim in the name of the Purchaser or any relevant member of the Purchaser’s Group (but without thereby implying any admission of liability on the part of Seller) and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisors as the Seller may nominate to act on behalf of the Purchaser or any relevant member of the Purchaser’s Group, as appropriate, but to act solely in accordance with the Seller’s instructions;

(iv)	make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Seller such consent not to be unreasonably withheld; and

(v)	take all reasonable action to mitigate any loss suffered by it or any member of the Purchaser’s Group in respect of which a claim could be made under the Warranties, including enforcing against any Person (other than the Seller) any rights any member of the Purchaser’s Group has or may have in respect of the fact, matter or circumstance giving rise to the claim.

(B)	The Seller shall be entitled at any stage and at its absolute discretion to settle any such third party assessment or claim but shall consult with the Purchaser prior to doing so, PROVIDED that (i) the Seller shall obtain the prior written consent of Purchaser if any such settlement requires anything other than the payment of funds, and (ii) in any event, the Seller shall not be permitted to settle any third party assessment or claim without obtaining from all parties at interest a release of all claims against the Purchaser and all members of the Group.

(C)	The provisions of this paragraph 4 shall not apply in the event the third party claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Purchaser’s Group and the Seller, in which case the Purchaser shall have the right to retain separate counsel at the sole cost and expense of the Seller.

(D)	Any failure by the Purchaser or any member of the Purchaser’s Group to comply with the provisions of this paragraph 4 shall not prevent any claim by the Purchaser or extinguish any liability of the Seller under the Warranty in question but may be taken into account in calculating any such liability of the Seller to the extent that the Seller establishes that such liability is increased by such failure.

5.	No liability if loss is otherwise compensated for

(A)	No liability shall attach to the Seller by reason of any breach of any of the Warranties (other than the Tax Warranties) to the extent that the same loss has been recovered by the Purchaser under any other Warranty or term of this Agreement or any other document entered into pursuant hereto and accordingly the Purchaser and those deriving title from the Purchaser may only recover once in respect of the same loss.

(B)	The Seller shall not be liable for breach of any of the Warranties or in respect of any claim under the Tax Covenant to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser and those deriving title from the Purchaser or any other member of the Purchaser’s Group.

(C)	In calculating the liability of the Seller for any breach of the Warranties there shall be taken into account the amount by which any Taxation for which any member of the Group or the Purchaser and those deriving title from the Purchaser is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

6.	Recovery from Insurers and other Third Parties

(A)	If, in respect of any matter which would give rise to a claim under the Warranties any member of the Purchaser’s Group (including, after the Completion Date, the Company) has a prima facie case against the insurer under any policy of insurance (including any policy maintained by the Retained Group), then no such matter shall be the subject of a claim under the Warranties unless and until the appropriate member of the Purchaser’s Group shall, upon receipt of a written request from the Seller in accordance with sub-paragraph 6(C), have made a claim against the relevant insurers and used all reasonable endeavours to pursue such claim and any such insurance claim shall then extinguish or reduce by the amount so recovered (or which would have been so recoverable) any such claims under the Warranties less all reasonable costs of recovery, any Taxation thereon and any directly related increase in the future premiums payable for such insurance (in each case, to the extent that they are borne by a member of the Purchaser’s Group). Any time periods specified in this Agreement shall be paused during the period of time the applicable member of the Purchaser’s Group is pursuing any such insurance claim. To the extent that a claim may be made by a member of the Purchaser’s Group under a policy of insurance maintained by the Retained Group, the Seller shall use all reasonable endeavours to facilitate such a claim.

(B)	Where the Purchaser or any member of the Purchaser’s Group is at any time entitled to recover from some other person (other than an insurer under an insurance policy referred to under sub-paragraph 6(A) but including any Tax Authority) any sum in respect of any matter giving rise to a claim under the Warranties the Purchaser shall, and shall procure that the member of the Purchaser’s Group concerned shall, upon receipt of a written request from the Seller in accordance with sub-paragraph 6(C), take all such commercially reasonable steps as are required by its common law duty to mitigate to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of the claim against the Seller). In the event that the Purchaser or any member of the Purchaser’s Group recovers any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount so recovered, less all reasonable costs of recovery and any Taxation payable thereon. Any time periods specified in this Agreement shall be paused during the period of time the applicable member of the Purchaser’s Group is pursuing any such claim.

(C)	If, in relation to any claim in respect of any of the Warranties, the Seller wishes the Purchaser to pursue a claim against the relevant insurers pursuant to sub-paragraph 6(A) or against any other person pursuant to sub-paragraph 6(B), then the Seller shall so notify the Purchaser in writing of such claim. The Seller shall only be entitled to deliver such notification to the Purchaser if (i) the Purchaser has a prima facie case against such insurer or other person, as applicable, and (ii) the Seller agrees to promptly reimburse the Purchaser for all reasonable costs incurred by the Purchaser in pursuit of such claim.

(D)	If the Seller pays at any time to the Purchaser or any member of the Purchaser’s Group an amount pursuant to a claim in respect of the Warranties or under any provision of this Agreement and the Purchaser or the relevant member of the Purchaser’s Group subsequently becomes entitled to recover from some other Person any sum in respect of the matter giving rise to such claim, at the request and sole cost of the Seller, the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall, take all reasonable steps to enforce such recovery and shall forthwith repay to the Seller the lesser of (i) the amount paid by the Seller to the Purchaser or relevant member of the Purchaser’s Group, and (ii) the sum (including interest (if any)) actually recovered from such other Person, less all reasonable costs of recovery and any Taxation payable thereon (which amount may be zero).

(E)	If any amount is repaid to the Seller by the Purchaser or any member of the Purchaser’s Group pursuant to sub-paragraph 6(B) above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Purchaser for the purposes of calculating the Seller’s total aggregate liability under sub-paragraph 1(B) above.

7.	Acts of Purchaser

(A)	No claim shall lie against the Seller under or in relation to the Warranties (other than the Tax Warranties) to the extent that such claim is attributable to:-

(i)	any voluntary act, omission, transaction, or arrangement carried out at the written request of or with the prior written consent of the Purchaser before Completion or required under the terms of this Agreement or any other Share Purchase Documents;

(ii)	any voluntary act, omission, transaction, or arrangement carried out by the Purchaser or on its behalf or by Persons deriving title from the Purchaser or by a member of the Purchaser’s Group after Completion; or

(iii)	any admission of liability made in breach of the provisions of this Schedule after the date hereof by the Purchaser or on its behalf or by Persons deriving title from the Purchaser or by a member of the Purchaser’s Group on or after Completion.

(B)	The Seller shall not be liable for any breach of any Warranty (other than the Tax Warranties) which would not have arisen but for any reorganisation (including a cessation of the whole or part of any trade) or change in ownership of any member of the Purchaser’s Group after Completion or change in any accounting basis on which any member of the Purchaser’s Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser’s Group which is different from that adopted or used in the preparation of the Accounts.

8.	Completion Working Capital

No matter shall be the subject of a claim under the Warranties (other than the Tax Warranties) to the extent that specific allowance, provision or reserve in respect of such matter shall have been included in the calculation of the Completion Working Capital.

9.	Purchaser’s knowledge

Without prejudice to paragraph 10, the Seller shall not be liable under the Warranties in relation to any matter forming the basis of a claim to the extent, and solely to the extent, the Purchaser is actually aware of any such matter and actually appreciates as at the date of this Agreement the extent to which such matter gives rise to a claim for breach of Warranty immediately after the signing of this Agreement.

10.	Disclosure

The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if fairly disclosed in any of the Share Purchase Documents.

11.	Claim to be reduction of consideration

Any payment made by the Seller or any other Person in respect of any claim under the Warranties or the Tax Covenant shall, so far as possible, be deemed to be a reduction of the Consideration.

Schedule 5

(Conduct of business before Completion)

The acts and matters referred to in sub-clause 4.1 are as follows:

(A)	the acquisition of any interest in real property;

(B)	the making of any capital commitment which is of a magnitude inconsistent with past practice;

(C)	any disposal (not being a disposal in the ordinary course of business) of any material interest in any part of the business and undertaking of any member of the Group (but excluding any variation or surrender of the Leases or any agreement to vary or surrender the Leases);

(D)	any offer by any member of the Group to engage any new employee or consultant at an annual salary or fee per employee or consultant (on the basis of full time employment or consultancy) in excess of £80,000 per annum (other than in respect of any offers of employment which are made by the Company pursuant to clause 14.1);

(E)	any dismissal of any Senior Employee by the relevant employing member of the Group, other than for cause;

(F)	any material amendment, including any increase in emoluments (including pension contributions, bonuses, commissions and benefits in kind), to the terms of employment of any employee of any member of the Group;

(G)	enter into any Contract which would constitute a Material Contract (if entered into prior to the date of this Agreement) or amend, in any material respect, any Material Contract;

(H)	any declaration, authorisation, making or payment of a dividend (in cash or in specie) or other distribution of a similar nature or taxed in the same way as a dividend or any reduction of capital;

(I)	any grant of any guarantee or indemnity for the obligations of any Person (other than any member of the Group);

(J)	any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of any member of the Group or securities convertible into any of the foregoing;

(K)	the entering into of any transaction with any member of the Retained Group other than on arm’s length terms and in the ordinary course of business consistent with past practice as disclosed to the Purchaser;

(L)	any creation or grant of any Lien (other than a Lien arising by operation of Law or in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Group other than rights arising under retention of title clauses in the ordinary course of business;

(M)	the making of any loan (other than the granting of trade credit or advances to employees in the ordinary course of business in accordance with the relevant Group member’s normal practice) to any Person (other than between members of the Group);

(N)	any borrowing (other than the receipt of trade credit in the ordinary course of business or pursuant to and in accordance with the limits subsisting at the date of this Agreement or borrowings from a member of the Retained Group or between members of the Group); and

(O)	the entering into of any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 6

(Provisions relating to Working Capital)

Accounts Receivables to be stated after deduction of any bad debt provision

Without prejudice to the rights of Purchaser pursuant to clause 11 of the Agreement, Liabilities shall not include any Liabilities in relation to the Limeharbour Lease or the Curtain Road Lease.

Accruals in respect of all Costs related to the Secondees (including any change in control payments less the related corporation tax asset) that will have transferred to the Company will be included in the accounts prior to the Completion Date.

Signatures

This Agreement is signed by duly authorised representatives of the parties:

SIGNED for and on behalf of EUROCLEAR S.A./N.V.	) ) )	SIGNATURE:	/s/ Tim J. Howell
		NAME:	Tim J. Howell

SIGNED for and on behalf of MARKETAXESS HOLDINGS INC.	) ) )	SIGNATURE:	/s/ James N.B. Rucker
		NAME:	James N.B. Rucker